Exhibit 2.1

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 18th day of February, 2015, by and between Horizon Bancorp, an Indiana corporation (“Horizon”), and Peoples Bancorp, an Indiana corporation (“Peoples”).
Witnesseth:
Whereas, Horizon is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and
Whereas, Peoples is an Indiana corporation registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office located in Auburn, Indiana; and
Whereas, Horizon and Peoples seek to affiliate through a corporate reorganization whereby Peoples will merge with and into Horizon, and thereafter or simultaneously therewith, Peoples Federal Savings Bank of DeKalb County, a federally chartered stock savings bank and wholly‑owned subsidiary of Peoples (“Peoples Bank”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and
Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and
Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Peoples with and into Horizon, and the mode of carrying such merger into effect as follows:
ARTICLE I.
 THE MERGER
1.01  The Merger.
(a)  General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), Peoples shall merge with and into and under the Articles of Incorporation of Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)  Name, Officers and Directors.  The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director, subject to Section 6.09 hereof.
(c)  Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.
(d)  Effect of the Merger.  At the Effective Time, the title to all assets, real estate and other property owned by Peoples shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of Peoples shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.
(e)  Integration.  At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.
1.02  Reservation of Right to Revise Structure.  At Horizon’s election, the Merger may alternatively be structured so that (a) Peoples is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into Peoples; provided, however, that no such change shall (1) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, $1.00 par value per share, of Peoples (the “Peoples Common Stock”), (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.
1.03  Tax Free Reorganization.  Horizon and Peoples intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04  Absence of Control.  Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor Peoples by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
1.05  Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the merger of Peoples Bank with and into Horizon Bank (the “Bank Merger”) at the Effective Time of the Merger. At the effective time of the Bank Merger, the separate corporate existence of Peoples Bank will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Association of Horizon Bank, as then in effect, will be the Articles of Association of the surviving bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank, subject to Section 6.09 hereof.
1.06  Dissenters’ Rights.  Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of Peoples Common Stock pursuant to the provisions of any applicable Law (as hereinafter defined in Section 3.05(a)), including Chapter 44 of the IBCL, any shares of Peoples Common Stock held by a Person (as hereinafter defined in Section 2.04(f)) who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such Peoples shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but shall become the right to receive such consideration as may be determined to be due the holder of such Dissenting Shares pursuant to applicable Law; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with ARTICLE II.
ARTICLE II.
 MANNER AND BASIS OF EXCHANGE OF STOCK
2.01  Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of Peoples and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article (collectively, the “Merger Consideration”): (i) 0.95 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the “Horizon Common Stock”), and (ii) $9.75 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”); provided, however, the Peoples stockholders owning less than 100 shares of Peoples Common Stock as of the Effective Time will only be entitled to receive $33.14 per share in cash and will not be entitled to receive any Horizon Common Stock.
2.02  Anti-Dilution Adjustments.  If Horizon changes (or establishes a record date for changing) the number of shares of Horizon Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of Peoples at the Effective Time shall receive, in the aggregate, such number of shares of Horizon Common Stock representing the same percentage of the outstanding shares of Horizon Common Stock as would have been represented by the number of shares of Horizon Common Stock the shareholders of Peoples would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.02 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon Common Stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.
2.03  Fractional Shares.  Notwithstanding any other provision in this Agreement, no fractional shares of Horizon Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of Peoples Common Stock who otherwise would be entitled to a fractional share of Horizon Common Stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Market.
2.04  Exchange Procedures.
(a)  At and after the Effective Time, each certificate representing outstanding shares of Peoples Common Stock (other than Dissenting Shares) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.
(b)  At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five (5) business days thereafter, Horizon shall mail to each holder of Peoples Common Stock a letter of transmittal providing instructions as to the transmittal to Horizon of certificates representing shares of Peoples Common Stock and the issuance of shares of Horizon Common Stock in exchange therefor pursuant to the terms of this Agreement.
(c)  Horizon shall cause a certificate representing that number of whole shares of Horizon Common Stock that each holder of Peoples Common Stock has the right to receive pursuant to Section 2.01 and a check in the amount of such holder’s proportionate share of the Cash Consideration and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of Peoples Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.
(d)  No dividends or other distributions on Horizon Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Peoples Common Stock converted in the Merger into the right to receive shares of Horizon Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon Common Stock such holder had the right to receive upon surrender of the Old Certificate.
(e)  The stock transfer books of Peoples shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Peoples of any shares of Peoples Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.
(f)  Horizon shall be entitled to rely upon Peoples’ stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.
(g)  If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.
(h)  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Peoples Common Stock that are held as treasury stock of Peoples or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.
(i)  Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
ARTICLE III.
 REPRESENTATIONS AND WARRANTIES OF PEOPLES

On or prior to the date hereof, Peoples has delivered to Horizon a schedule (the “Peoples Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.
For the purpose of this Agreement, and in relation to Peoples, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Peoples and its Subsidiaries (as such term is defined below) on a consolidated basis, or (ii) would materially impair the ability of Peoples or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Peoples shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from professional expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Peoples and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.
For the purpose of this Agreement, and in relation to Peoples and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of Peoples and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Peoples, its “Subsidiaries” shall mean any entity which is required to be consolidated with Peoples for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).
Accordingly, Peoples hereby represents and warrants to Horizon as follows, except as set forth in its Disclosure Schedule:
3.01  Organization and Authority.
(a)  Peoples is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered savings and loan holding company under the HOLA. Peoples has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Peoples has previously provided Horizon with a complete list of its Subsidiaries. Except for Peoples Bank and as provided in the Disclosure Schedule, Peoples owns directly no voting stock or equity securities of any corporation, partnership, association or other entity.
(b)  Peoples Bank is a federally chartered stock savings bank existing under the laws of the United States. Peoples Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  Except as set forth in the Peoples Disclosure

Schedule, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association or other entity.  Peoples Financial Services Inc. is a corporation duly organized and validly existing under the laws of the state of Indiana and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  PFDC Investments, Inc. is a corporation duly organized and validly existing under the laws of the state of Nevada and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  Alpha Financial, Inc. is a corporation duly organized and validly existing under the laws of the state of Michigan and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
3.02  Authorization.
(a)  Peoples has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by Peoples have been duly authorized and approved by the Board of Directors of Peoples and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of Peoples, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.
(b)  Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Peoples or the charter documents of any of Peoples’ Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Peoples or any of its Subsidiaries is a party or by which Peoples or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of Peoples or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Peoples or any of its Subsidiaries is bound or with respect to which Peoples or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
(c)  Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Peoples.

3.03  Capitalization.
(a)  As of the date of this Agreement, the authorized capital stock of Peoples consists of (i) 7,000,000 shares of Peoples Common Stock, 2,311,858 shares of which are issued and outstanding, (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are outstanding. As of immediately prior to the Effective Time, there shall be 2,311,858 shares of Peoples Common Stock outstanding.  Such issued and outstanding shares of Peoples Common Stock have been duly and validly authorized by all necessary corporate action of Peoples, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Peoples has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of Peoples Common Stock is entitled to one vote per share.
(b)  Except as set forth in the Peoples Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Peoples are owned by Peoples, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.
(c)  There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Peoples Common Stock or any shares of capital stock of Peoples’ Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Peoples or its Subsidiaries, by which Peoples is or may become bound. Peoples does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Peoples Common Stock.  To Peoples’ knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Peoples or its Subsidiaries.
(d)  Except as set forth in the Peoples Disclosure Schedule, Peoples has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of Peoples Common Stock.
3.04  Organizational Documents.  The Articles of Incorporation and Bylaws of Peoples and any similar governing documents for each of Peoples’ Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, are attached to and included in the Peoples Disclosure Schedule.
3.05  Compliance with Law.
(a)  None of Peoples or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”). Peoples and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the

Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.
(b)  The Peoples Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of Peoples who have outstanding loans from Peoples or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
(c)  All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Peoples. Peoples Bank has no approved but unopened offices or branches.
3.06  Accuracy of Information Provided to Horizon.  Peoples agrees that the information concerning Peoples or any of its Subsidiaries that is provided or to be provided by Peoples to Horizon for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Peoples Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, Peoples shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental body.
3.07  Litigation and Pending Proceedings.
(a)  Except for lawsuits described in the Peoples Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or threatened against Peoples or any of its Subsidiaries, and to Peoples’ knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Peoples or any of its Subsidiaries.
(b)  Neither Peoples nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
3.08  Financial Statements and Reports.

(a)  Peoples has delivered to Horizon copies of the following financial statements and reports of Peoples and its Subsidiaries, including the notes thereto (collectively, the “Peoples Financial Statements”):
(i)  Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Peoples as of and for the fiscal years ended September 30, 2012, 2013 and 2014;
(ii)  internal (unaudited) consolidated balance sheet and income statement as of and for the three months ended December 31, 2014 (without footnotes); and
(iii)  Call Reports (“Call Reports”) for Peoples Bank for the periods ending on September 30, 2012, 2013 and 2014, and December 31, 2014.
(b)  The Peoples Financial Statements present fairly in all material respects the consolidated financial position of Peoples as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Peoples and its Subsidiaries. The Peoples Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
(c)  Since September 30, 2014 on a consolidated basis, Peoples and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
3.09  Material Contracts.
(a)  As of the date of this Agreement, and except as disclosed by the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):
(i)  any contract relating to the borrowing of money in excess of $100,000 by Peoples or any of its Subsidiaries or the guarantee by Peoples or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),
(ii)  any contract containing covenants that limit the ability of Peoples or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Peoples or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority (as hereinafter defined in Section 5.12)) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii)  any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Peoples or any of its Subsidiaries,
(iv)  any contract deemed material by Peoples or Peoples Bank for the continued operations of Peoples and/or Peoples Bank by Horizon or any of its Subsidiaries after the Effective Time,
(v)  any lease of real or personal property providing for total aggregate lease payments by or to Peoples or its Subsidiaries during the remaining term of the agreement in excess of $100,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which Peoples or any of its Subsidiaries is the lessor,
(vi)  any contract that involves total aggregate expenditures or receipts by Peoples or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, or
(vii)  each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.
(b)  With respect to each of Peoples’ Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither Peoples nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither Peoples nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to Peoples’ knowledge, no other party to any such Material Contract is in default; and (v) a true, complete and correct copy of each such Material Contract is attached to and included in the Peoples Disclosure Schedule.
(c)  Neither Peoples nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Peoples’ own account or for the account of one or more of its Subsidiaries or their respective customers.
3.10  Absence of Undisclosed Liabilities.  Except as provided in the Peoples Financial Statements and except for unfunded loan commitments and obligations on letters of credit to customers of Peoples’ Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, none of Peoples or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor, to Peoples’ knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Peoples or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11  Title to Properties.
(a)  The Peoples Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”) and leased by Peoples or any Subsidiary. Peoples or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the Peoples Financial Statements as of September 30, 2014, other than personal property disposed of in the ordinary course of business since September 30, 2014; the right to use by valid and enforceable written lease or contract all other real property which Peoples or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2014. All of such owned properties and assets are owned by Peoples or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Peoples Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Peoples Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Peoples or its Subsidiaries is in compliance in all respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by Peoples or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.
(b)  After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by Peoples or its Subsidiaries. Within thirty (30) days after the later of Horizon’s receipt of such surveys and title commitments, Horizon shall notify Peoples of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the real estate owned or leased by Peoples as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, Peoples shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If Peoples agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $250,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $250,000 to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder; or (iii) reduce the Cash Consideration by the amount Horizon and Peoples reasonably determine will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).
(c)  With respect to all real property presently or formerly owned, leased or used by Peoples or any of its Subsidiaries, Peoples, its Subsidiaries and to Peoples’ knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”).  There are no pending or threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Peoples or any of its Subsidiaries with respect to the Environmental Laws, and, to Peoples’ knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Peoples or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither Peoples nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither Peoples nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
3.12  Loans and Investments.
(a)  The Peoples Disclosure Schedule contains (i) a list of each loan by Peoples Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30,

2014, (ii) the most recent loan watch list of Peoples Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. Peoples and Peoples Bank have not sold, purchased or entered into any loan participation arrangement which was outstanding at September 30, 2014, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. The Peoples Disclosure Schedule also contains a true, accurate and complete list of all loans in which Peoples Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Peoples Bank.
(b)  All loans reflected in the Peoples Financial Statements as of September 30, 2014 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2014: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Peoples Bank as the secured party or mortgagee (unless by written agreement to the contrary).
(c)  The allowance for loan and lease losses and the carrying value for OREO which are shown on the Peoples Financial Statements are, in the judgment of management of Peoples, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.
(d)  None of the investments reflected in the Peoples Financial Statements as of and for the twelve months ended September 30, 2014, and none of the investments made by any Subsidiary of Peoples since September 30, 2014 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither Peoples nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by Peoples and Peoples Bank, as reflected in the latest balance sheet in the Peoples Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by Peoples and Peoples Bank, as reflected in the latest balance sheet in the Peoples Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13  Indebtedness.  Except for customer deposits and ordinary trade payables and FHLB advances, neither Peoples nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.
3.14  No Shareholder Rights Plan.  Peoples has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Peoples or which reasonably could be considered an anti-takeover mechanism.
3.15  Employee Benefit Plans.
(a)  With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Peoples is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Peoples under Code Section 414(c), and all other entities which together with Peoples are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Peoples or any ERISA Affiliate participates as a participating employer, or to which Peoples or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Peoples or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2008 (individually, “Peoples Plan” and collectively, “Peoples Plans”), Peoples represents and warrants, except as set forth in the Peoples Disclosure Schedule:
(i)  All such Peoples Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.
(ii)  All Peoples Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Peoples may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.
(iii)  All Peoples Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)  No Peoples Plan (or its related trust) holds any stock or other securities of Peoples and no Peoples Plan allows for the granting of any awards over or with respect to any stock or other securities of Peoples.
(v)  Neither Peoples, an ERISA Affiliate nor any other fiduciary as defined in ERISA Section 3(21)(A) of a Peoples Plan has engaged in any transaction that may subject Peoples, any ERISA Affiliate or any Peoples Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.
(vi)  All obligations required to be performed by Peoples or any ERISA Affiliate under any provision of any Peoples Plan have been performed by it in all material respects and, neither Peoples nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Peoples Plan.
(vii)  All required reports and descriptions for the Peoples Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Peoples Plans have been proper as to form and timely given.
(viii)  No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Peoples Plan.
(ix)  There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or, to Peoples’ knowledge, threatened by any governmental agency involving any Peoples Plan.
(x)  There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Peoples or any ERISA Affiliate in connection with any Peoples Plan or the assets of any Peoples Plan.
(xi)  Any Peoples Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by Peoples and its ERISA Affiliates.
(b)  Peoples has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following Peoples Plans, as applicable:
(i)  All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);
(ii)  All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii)  All current executive and other incentive compensation plans, programs and agreements;
(iv)  All current group insurance, medical, and prescription drug arrangements, policies or plans;
(v)  All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Peoples for its current or former directors, officers or employees;
(vi)  All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by Peoples or any ERISA Affiliate with respect to any Peoples Plan;
(vii)  All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and
(viii)  Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.
(c)  Except as disclosed in the Peoples Disclosure Schedule, no current or former director, officer or employee of Peoples or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any Peoples Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Peoples or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a Peoples Plan maintained by Peoples or an ERISA Affiliate.
(d)  With respect to all Peoples Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by Peoples or any ERISA Affiliate, no director, officer, employee or agent of Peoples or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Peoples or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by Peoples or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.
(e)  Except as disclosed in the Peoples Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Peoples or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.
(f)  No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by Peoples or any ERISA Affiliate.

(g)  Except as contemplated in this Agreement or as disclosed in the Peoples Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.
(h)  Peoples and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.
(i)  None of the Peoples Plans, other than The Pentegra Defined Benefit Plan for Financial Institutions, as adopted by Peoples Bank (the “Pension Plan”), is subject to Title IV of ERISA, is or has been subject to Sections 4063 or 4064 of ERISA or is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither Peoples nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(j)  Except as disclosed in the Peoples Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Peoples, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.
(k)  Except as contemplated by this Agreement, neither Peoples nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way Peoples Plans.
(l)  With respect to each Peoples Plan that is subject to ERISA Title IV (a “Title IV Plan”):
(i)  Peoples and Peoples Bank have at all times met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Code Section 412;
(ii)  Peoples and Peoples Bank have paid all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”);
(iii)  Neither Peoples nor Peoples Bank have ceased operations at any facility or withdrawn from any Title IV Plan in a manner that would subject any entity or Peoples or Peoples Bank to liability under ERISA Section 4062(e), Section 4063, or Section 4064;
(iv)  Neither Peoples nor Peoples Bank has ever filed a notice of intent to terminate any Title IV Plan or adopted any amendment to treat a Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Title IV Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan;

(v)  No amendment has been made, or is reasonably expected to be made, to any Title IV Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29);
(vi)  Except as provided in the Disclosure Schedule, since the last valuation date for each Title IV Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase;
(vii)  No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred; and
(viii)  Neither Peoples nor Peoples Bank has any knowledge of any facts or circumstances that may give rise to any liability of Horizon or Horizon Bank to the PBGC under Title IV of ERISA.
(m)  The Pension Plan was amended effective August 1, 2007, to prevent any new participant from becoming eligible to participate in such plan and to prevent any then existing participant from accruing additional benefits under such plan after August 1, 2007.
3.16  Obligations to Employees.  All material obligations and liabilities of and all payments by Peoples or any ERISA Affiliate and all Peoples Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Peoples or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) Peoples Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.16 are correctly and accurately reflected and accounted for in the Peoples Financial Statements and the books, statements and records of Peoples.
3.17  Taxes, Returns and Reports.  Each of Peoples and its Subsidiaries has since January 1, 2010 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Peoples has established, and shall establish in the Subsequent Peoples Financial Statements (as hereinafter defined in Section 5.10), in accordance with GAAP, a reserve for taxes in the Peoples Financial Statements adequate to cover all of Peoples’ and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Peoples nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Peoples Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of Peoples or its Subsidiaries.  Except as set forth in the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in the Peoples Disclosure Schedule, no federal, state or local tax returns of Peoples or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.
3.18  Deposit Insurance.  The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Peoples or Peoples Bank has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
3.19  Insurance.  The Peoples Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Peoples or any of its Subsidiaries on the date hereof or with respect to which Peoples or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.
3.20  Books and Records.  The books of account, minute books, stock record books and other records of People and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the People’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws.  The minute books of People and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors.  At the Closing, all of those books and records will be in the possession of Peoples and its Subsidiaries.
3.21  Broker’s, Finder’s or Other Fees.  Except for reasonable fees and expenses of Peoples’ attorneys and accountants and the contractually-agreed fees and expenses of Keefe, Bruyette & Woods, Inc. (“KBW”), Peoples’ investment banker under the agreement identified on the Peoples Disclosure Schedule, all of which shall be paid or accrued by Peoples at or prior to the Effective Time, no agent, broker or other Person acting on behalf of Peoples or any of its Subsidiaries or under any authority of Peoples or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.
3.22  Interim Events.  Except as otherwise permitted hereunder or disclosed on the Peoples Disclosure Schedule, since September 30, 2014, neither Peoples nor any of its Subsidiaries has:
(a)  Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Peoples;
(b)  Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;
(c)  Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(ii) hereof ;

(d)  Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;
(e)  Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Peoples or a Subsidiary;
(f)  Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;
(g)  Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;
(h)  Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate Peoples or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;
(i)  Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;
(j)  Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Peoples Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;
(k)  Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;
(l)  Entered into any transaction, contract or commitment other than in the ordinary course of business;
(m)  Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;
(n)  Amended their articles of incorporation, charter or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or
(o)  Conducted its business in any manner other than substantially as it was being conducted prior to September 30, 2014.

3.23  Insider Transactions.  Except as set forth in the Peoples Disclosure Schedule, during the preceding 5 years, no officer or director of Peoples or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Peoples or any Subsidiary or in any liability, obligation or indebtedness of Peoples or any Subsidiary, except for deposits of Peoples Bank, securities issued by Peoples, and interests in compensatory arrangements.
3.24  Indemnification Agreements.
(a)  Except as provided in the Disclosure Schedule, neither Peoples nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of Peoples or the charter documents of a Subsidiary.
(b)  During the preceding five (5) years, no claims have been made against or filed with Peoples or any of its Subsidiaries nor have any claims been threatened against Peoples or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Peoples or any of its Subsidiaries.
3.25  Shareholder Approval.  The affirmative vote of the holders of a majority of the Peoples Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.
3.26  Intellectual Property.
(a)  Peoples and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by Peoples or its Subsidiaries in their respective businesses as currently conducted. Neither Peoples nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.
(b)  Peoples and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against Peoples and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.
(c)  To Peoples’ knowledge, no third party has infringed, misappropriated or otherwise violated Peoples or its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by Peoples or its Subsidiaries, nor has Peoples or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d)  To the extent Peoples has designated any of its information, materials or processes a trade secret, Peoples and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.
(e)  For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
3.27  Community Reinvestment Act.  Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
3.28  BSA/AML.  Neither Peoples nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning compliance with any legal requirements concerning bank secrecy and anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  Peoples and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured.  To the knowledge of Peoples and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Peoples or its Subsidiaries under any BSA/AML Law that, if determined adversely to Peoples or its Subsidiaries, could reasonably be expected to adversely affect Peoples or its Subsidiaries.
3.29  Agreements with Regulatory Agencies.  Except as set forth in the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Peoples Disclosure Schedule (a “Peoples Regulatory Agreement”), nor has Peoples or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Peoples Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Peoples or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Peoples or any of its Subsidiaries.

3.30  Approval Delays.  To Peoples’ knowledge, there is no reason why the granting of any of the Regulatory Approvals (as hereinafter defined in Section 7.01(e)) would be denied or unduly delayed.
3.31  Internal Controls.  Peoples and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither Peoples nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Peoples or any of its Subsidiaries, whether or not employed by Peoples or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Peoples or any of its officers, directors, employees or agents to the Board of Directors of Peoples or any committee thereof or to any director or officer of Peoples.
3.32  Fiduciary Accounts.  Peoples and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Peoples nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust, to Peoples’ knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
ARTICLE IV.
 REPRESENTATIONS AND WARRANTIES OF HORIZON
On or prior to the date hereof, Horizon has delivered to Peoples a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (d) changes resulting from professional expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon Common Stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of Horizon. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.
Accordingly, Horizon represents and warrants to Peoples as follows, except as set forth in the Horizon Disclosure Schedule:
4.01  Organization and Authority.
(a)  Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(b)  Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(c)  Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
4.02  Authorization.
(a)  Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f) and (k) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by Peoples, constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)  Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Peoples) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
(c)  Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.
4.03  Capitalization.  As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon Common Stock, 9,278,916 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, 12,500 of which are issued and outstanding as Senior Noncumulative Perpetual Preferred Stock, Series B, $.01 par value, (iii) options to purchase 162,094 shares of Horizon Common Stock, and (iv) warrants to purchase 481,510 shares of Horizon Common Stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon Common Stock is entitled to one vote per share.
4.04  Compliance with Law.
(a)  None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.
(b)  Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its

Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.
(c)  Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(d)  All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.
4.05  Absence of Undisclosed Liabilities.  Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license that except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect on Horizon, nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.
4.06  Accuracy of Information Provided to Peoples.  Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to Peoples for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of Horizon’s Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to Peoples or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.

4.07  Financial Statements and Reports.
(a)  The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:
(i)  consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2011, 2012 and 2013;
(ii)  internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2014 (without footnotes); and
(iii)  Call Reports for Horizon Bank as of the close of business on December 31, 2012, 2013 and 2014.
(b)  The Horizon Financial Statements present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
(c)  Since December 31, 2014, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
4.08  Adequacy of Reserves.  The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.
4.09  Litigation and Pending Proceedings.
(a)  Except for lawsuits involving collection of delinquent accounts and other matters involving Horizon or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Horizon or any of its Subsidiaries which, if determined adversely to Horizon or any of its Subsidiaries, would have a Material Adverse Effect on Horizon.
(b)  Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
4.10  Taxes, Returns and Reports.  Each of Horizon and its Subsidiaries has since January 1, 2010 (a) duty and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force).  Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending.  Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries.  Except as disclosed in the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority.  Except as disclosed in the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.
4.11   Deposit Insurance.  The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
4.12  BSA/AML.  Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law.  Horizon and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured.  To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, could reasonably be expected to adversely affect Horizon or its Subsidiaries.
4.13  Community Reinvestment Act.  Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
4.14  Approval Delays.  To the knowledge of Horizon, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.
4.15  Horizon Securities and Exchange Commission Filings.  Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.
4.16  Environmental Matters.  With respect to all real property presently owned, leased or used by Horizon or any of its Subsidiaries, Horizon and its Subsidiaries have conducted their respective business in material compliance with the Environmental Laws.  There are no pending or threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Horizon or any of its Subsidiaries with respect to the Environmental Laws, and, to Horizon’ knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Horizon or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither Horizon nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither Horizon nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
ARTICLE V.
 CERTAIN COVENANTS
Peoples covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with Peoples as follows):
5.01  Shareholder Approval.  Peoples shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of Peoples (the “Peoples Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of Peoples shall recommend to Peoples’ shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from Peoples’ shareholders. Additionally, each director of Peoples and Peoples Bank shall agree to vote any shares of Peoples Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.
5.02  Other Approvals.
(a)  Peoples shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.
(b)  Peoples will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Peoples Disclosure Schedule and to which Peoples and Horizon agree are material.
(c)  Any written materials or information provided by Peoples to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.
5.03  Conduct of Business.
(a)  After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Peoples and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Peoples will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:
(i)  make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or issue any stock, or redeem any of its outstanding shares of common stock or other securities;
(ii)  distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that each of the Subsidiaries may pay cash dividends to Peoples or Peoples Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Peoples or Peoples Bank and expenses of the Merger  and to provide funds for Peoples’ dividends to its shareholders in accordance with this Agreement and Peoples may pay its normal quarterly cash dividends to its shareholders which shall not be increased in per share amount above the amount of the dividend last declared prior to the date hereof; provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if during such period Peoples’ shareholders will become entitled to receive dividends on their shares of Horizon Common Stock received pursuant to this Agreement;
(iii)  purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;
(iv)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Peoples or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $500,000. Peoples Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $2,000,000; provided, that Peoples Bank may, without the consent of Horizon, renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $2,000,000 or less, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family, residential mortgage Loan in excess of $417,000, or (3) any Loan participation; provided, that Peoples may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);
(v)  acquire any assets of any other person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Peoples Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified person or firm acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither Peoples nor Peoples Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Peoples has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;
(vi)  except for normal annual compensation increases not to exceed 3.0% granted to employees and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.23 and Section 6.04(h) hereof, and retention bonuses contemplated by Section 6.04(i) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any Peoples Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees, or hire any employee with an annual salary greater than $50,000;

(vii)  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;
(viii)  except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Peoples Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Peoples Financial Statements or the Subsequent Peoples Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $50,000;
(ix)  change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by Peoples’ independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;
(x)  make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;
(xi)  enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by Peoples or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which have a term of two (2) years or longer;
(xii)  except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;
(xiii)  take any action that would change Peoples Bank’s loan loss reserves that is not in compliance with Peoples Bank’s policy and past practices consistently applied and in compliance with GAAP;
(xiv)  except as already committed in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $100,000 owing to Peoples or any Subsidiary or any claims which Peoples or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;
(xv)  settle any litigation or claims against Peoples or any Subsidiary unless settlement does not require Peoples or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;
(xvi)  (1) take any action reasonably likely to prevent or impede the Merger or the Bank Merger; or (2) take any action that is intended or is reasonably likely to result in

(A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable law;
(xvii)  maintain the rate of interest paid by Peoples Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;
(xviii)  amend the Articles of Incorporation or Bylaws of Peoples, or similar governing documents of any of its Subsidiaries;
(xix)  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding; or
(xx)  agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.
5.04  Insurance.  Peoples and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by Peoples or its Subsidiaries as of the date of this Agreement.
5.05  Accruals for Loan Loss Reserve and Expenses.
(a)  Prior to the Effective Time, Peoples shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Peoples and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.
(b)  Peoples recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof Peoples shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of Peoples to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to Peoples, based upon such consultation and subject to the conditions in Section 5.05(d).
(c)  Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), Peoples shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to Peoples, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of Peoples’ expenses of the Merger.

(d)  Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), Peoples and Peoples Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Peoples that Horizon will at the Effective Time deliver to Peoples the certificate contemplated in Section 7.02(g).
(e)  Peoples’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).
5.06  Acquisition Proposals.
(a)  Peoples will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including KBW) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person concerning an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, Peoples shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which Peoples or any of its Subsidiaries is a party (other than any involving Horizon).
(b)  Except as permitted in this Section 5.06, Peoples shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including KBW) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by Peoples’ shareholders, if Peoples receives a bona fide Acquisition Proposal that the Peoples Board of Directors determines in good faith constitutes a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of Peoples’ obligations under this Section 5.06, Peoples may furnish, or cause to be furnished, non-public information with respect to Peoples and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the Peoples Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to Peoples’ shareholders under applicable law and (B) prior to taking such action, Peoples has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including KBW) of Peoples or its Subsidiaries shall be a breach of this Section 5.06 by Peoples.
(c)  Neither the Peoples Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such Peoples Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit Peoples or Peoples Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of Peoples’ shareholders to approve the Merger, the Peoples Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the Peoples Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Peoples under applicable Law, and provided, further, that the Peoples Board of Directors may not effect such an Adverse Recommendation Change unless (A) the Peoples Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Horizon does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Peoples Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the Peoples Board’s fiduciary duties to the shareholders of Peoples under applicable law. Peoples agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, Peoples and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.
(d)  In addition to the obligations of Peoples set forth in paragraphs (a), (b) and (c) of this Section 5.06, Peoples shall as promptly as possible, and in any event within two (2) business days after Peoples first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that Peoples reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry Peoples reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to Peoples any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, Peoples (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.
(e)  For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of Peoples and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of Peoples or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Peoples or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Peoples, Peoples Bank or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of Peoples, Peoples Bank, or any of Peoples’ other Subsidiaries or of any resulting parent company of Peoples or Peoples Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.
(f)  For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the Peoples Board determines in good faith (after having received the advice of its financial advisors), to be (i) materially more favorable to the shareholders of Peoples from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.
5.07  Press Releases.  Horizon and Peoples shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
5.08  Material Changes to Disclosure Schedules.  Peoples shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Peoples Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Peoples Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Peoples Disclosure Schedule unless Horizon shall have first consented in writing with respect thereof.
5.09  Access; Information.
(a)  Horizon and Peoples, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. Horizon and Peoples, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Peoples or Horizon or either of their Subsidiaries.
(b)  No investigation by Horizon or Peoples shall affect the representations and warranties made by Peoples or Horizon herein.
(c)  Any confidential information or trade secrets received by Horizon, Peoples or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or Peoples, as applicable, or at Horizon’s or Peoples’ request, returned to Horizon or Peoples, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements.  Additionally, any confidential information or trade secrets received by Horizon or Peoples, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08 hereof). This Section 5.09 will not require the disclosure of any information to Horizon or Peoples which would be prohibited by law.
(d)  In order to provide for a smooth transition after the Closing beginning on the date of this Agreement, the Chairman of Horizon, or his designees, shall be entitled to receive notice of all regular and special meetings of the Board of Directors and all committees of Peoples and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of Peoples or its Subsidiaries. Peoples shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14) days thereafter.
5.10  Financial Statements.  As soon as internally available after the date of this Agreement, Peoples will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of Peoples prepared for its internal use, Peoples Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent Peoples Financial Statements”). The Subsequent Peoples Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year‑end adjustments).
5.11  Environmental.
(a)  If requested by Horizon, Peoples will cooperate with an environmental consulting firm designated by Horizon that is reasonably acceptable to Peoples (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by Peoples or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any Peoples property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and Peoples shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant.
(b)  If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that Peoples and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the Peoples properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to Peoples’ or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”, as further adjusted pursuant to this Section 5.11), is in excess of $500,000 (the “Environmental Liability Threshold”), Horizon shall deliver to Peoples (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If Peoples disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, Peoples shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of Peoples’ receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and Peoples having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.
(c)  The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.11: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $500,000 and $2.0 million, then Horizon shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $2.0 million, then Horizon shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs or (2) terminate this Agreement pursuant to Section 8.01(c)(iv), which termination right shall be Horizon’s sole remedy in such event.
5.12  Governmental Reports and Shareholder Information.  Promptly upon its becoming available, Peoples shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by Peoples to any Governmental Authority or to Peoples’ shareholders, and of any order issued by any Governmental Authority in any proceeding to which Peoples is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.
5.13  Adverse Actions.  Peoples shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
5.14  Employee Benefits and Employees.
(a)  Neither the terms of Section 6.04 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of Peoples or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Peoples or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.
(b)  Before the date that is sixty (60) days prior to Closing, Horizon will use its best efforts to notify Peoples of the employees Horizon intends to retain after the Effective Time.  Prior to the Closing Date, Peoples shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and Peoples shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, but not limited to, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.04(h) of this Agreement.
(c)  Before Closing, with Peoples’ prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of Peoples.
5.15  Noncompetition Agreements.  Concurrently with the execution of this Agreement, Peoples shall cause to be delivered to Horizon a Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Noncompetition Agreements”) executed by each of Maurice F. Winkler, III and Steven H. Caryer in the forms of Exhibit 5.15(a) and (b) hereto.
5.16  Termination of Peoples 401(k) Plan.  Prior to the Effective Time:
(a)  Peoples maintains the Peoples Bancorp Employees’ Savings & Profit Sharing Plan and Trust (the “Peoples 401(k) Plan”). Peoples shall make contributions to the Peoples 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Peoples 401(k) Plan and past practices, including, but not limited to, elective deferral contributions of those Peoples 401(k) Plan participants who are employed by Peoples or its Subsidiaries.
(b)  As soon as practicable following the execution of this Agreement, Peoples, pursuant to the provisions of the Peoples 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the Peoples 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the Peoples 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the Peoples 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the Peoples 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the Peoples 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the Peoples 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Peoples 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the Peoples 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence.  At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid (the “401(k) Loan Repayment Date”), Peoples Bank or its successor, if any, shall cause loans to be made, outside of any tax-qualified retirement plan, to those Peoples Bank employees who had loans outstanding under the 401(k) Plan as of the 401(k) Loan Repayment Date, in an amount not to exceed the outstanding loan balance as of the 401(k) Loan Repayment Date, provided that any such Peoples Bank employee completes any necessary documentation and is determined to qualify for such loan under applicable loan policies and underwriting standards of Peoples Bank.  Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.
(c)  As soon as practicable following the execution of this Agreement, Peoples will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the Peoples 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to Peoples of the favorable determination letter described in the preceding subsection (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time.
(d)  Any contributions due to the Peoples 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by Peoples as soon as administratively feasible following the Plan Termination Date.
(e)  Peoples shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Peoples as described in ERISA Section 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Peoples 401(k) Plan and the Pension Plan.
5.17  Maintenance of Pension Plan.  As of the Effective Time, Peoples Bank shall transfer sponsorship of its participation in the Pension Plan to Horizon Bank and Horizon Bank shall assume such sponsorship.
5.18  Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.
(a)  All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by Peoples or Peoples Bank shall continue as separate plans after the Effective Time until such time as Horizon determines, in its sole discretion, that it will terminate any or all of such plans. Notwithstanding the foregoing, should Horizon determine, in its sole discretion, that Continuing Employees will be offered benefits under the welfare benefit and cafeteria plans sponsored by Horizon, such plans may be terminated as of the Effective Time in the sole discretion of Horizon.
(b)  As of the Effective Time, and to the extent not prohibited by applicable law, Peoples shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time. In the event that Horizon determines not to continue any or all of Peoples’ group insurance policies, Peoples shall take, or cause to be taken, all actions necessary to terminate said policies as of the Effective Time.
(c)  From the date of this Agreement through the Effective Time, Peoples shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Peoples’ fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d)  As of the date of any future termination of the Peoples cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the Horizon cafeteria plan, unless Horizon terminates the Peoples cafeteria plan at the end of the Peoples cafeteria plan’s “plan year.” In the event that Horizon terminates the Peoples cafeteria plan at a time other than at the end of the applicable plan year, benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.
5.19  Peoples Bank Merger.  Prior to the Effective Time, Peoples shall, and cause Peoples Bank to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge Peoples Bank with and into Horizon Bank as of the Effective Time, or (ii) reconstitute the directors and officers of Peoples Bank as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time, and amend the Articles of Incorporation and Bylaws of Peoples Bank as of the Effective Time or make such other changes as Horizon Bank may request if necessary to accomplish the same.
5.20  Cooperation on Conversion of Systems.  Peoples agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of Peoples’ systems into, or to conform with, Horizon’s systems; so that, as of the Closing, the systems of Peoples are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing.
5.21  Installation/Conversion of Equipment.  After receipt of all Regulatory Approvals and prior to Closing, at times mutually agreeable to Horizon and Peoples, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the Peoples and Peoples Bank offices, branches and ATM locations, and Peoples shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of Peoples or Peoples Bank or require material alterations to Peoples’ or Peoples Bank’s facilities.
5.22  Supplemental Life Insurance Plan.  Prior to the Effective Time, Peoples shall, or shall cause Peoples Bank to, take any and all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, the Peoples Bank 2011 Supplemental Life Insurance Plan.
5.23  Employment Agreements.  Peoples agrees to pay out all amounts payable pursuant to the employment agreements with Peoples and Peoples Bank dated December 17, 2013, of (1) Jeffrey H. Gatton, (2) Steven H. Caryer, and (3) Maurice F. Winkler, III (collectively, the “Employment Agreements”), as identified in the Peoples Disclosure Schedule as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided that Messrs. Winkler, Caryer and Gatton enter into Mutual Termination of Employment Agreements in the form of Exhibit 5.23(a), Exhibit 5.23(b) and Exhibit 5.23(c) hereto, respectively; provided, further, that Messrs. Winkler and Caryer enter into Noncompetition Agreements in the forms of Exhibit 5.15(a) and (b), respectively, and Mr.

Gatton enter into an employment agreement in the form of Exhibit 7.01(p).  Such payments will be made in a lump sum no later than the Effective Time.
5.24  SERP Agreements.
(a)  Horizon agrees to assume (i) that certain First Savings Bank, FSB Salary Continuation Agreement dated September 18, 1996, with Orville Poling, and (ii) that certain First Savings Bank, FSB Salary Continuation Agreement dated September 18, 1996, and Retirement Benefits Agreement dated October 26, 2006, each with G. Richard Gatton.
(b)  At or prior to the Effective Time, Peoples shall, or shall cause Peoples Bank to, take any and all action to amend, consistent with the requirements of Treasury regulation section 1.409A-6(a)(1)(i), that certain First Savings Bank, FSB Deferred Fee Agreement dated October 24, 1996, with Stephen Olson, to provide for a lump sum payment to be made at or prior to the Effective Time in full satisfaction of any payments or benefits due thereunder.
5.25  Pension Plan.
(a)  Within twenty-one (21) days of the Closing Date, Peoples shall deliver to Horizon a good faith estimate, as of the date of delivery, of the Pension Plan Termination Costs (as defined below), and such estimate shall be prepared by Pentegra in a commercially reasonable manner consistent with prior estimates requested by Peoples.
(b)  If the Pension Plan Termination Costs are greater than $6,900,000, Horizon shall reduce the Cash Consideration by the amount by which such costs exceed $6,900,000.
(c)  “Pension Plan Termination Costs” means all gross pre-tax costs incurred in connection with the termination of People’s, or Horizon’s, as successor to Peoples, participation in the Pension Plan and final distribution, whether through the purchase of annuities or otherwise, of all benefits due and owing upon such termination.
ARTICLE VI.
 COVENANTS OF HORIZON
Horizon covenants and agrees with Peoples and covenants and agrees to cause its Subsidiaries to act as follows (and Peoples covenants and agrees with Horizon as follows):
6.01  Approvals.  Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable after the execution of this Agreement. Horizon and Peoples shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon and Peoples shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.
6.02  SEC Registration.

(a)  As soon as practicable following the date of this Agreement, Peoples and Horizon shall prepare the Joint Proxy Statement and Horizon shall prepare and file with the SEC a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”) Act covering the shares of Horizon Common Stock to be issued pursuant to this Agreement, in which the Joint Proxy Statement will be included.  Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.”  Horizon shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same.  The Registration Statement shall include a proxy statement‑prospectus reasonably acceptable to Horizon and Peoples (the “Joint Proxy Statement”), prepared for use in connection with the Peoples Shareholders’ Meeting and the Horizon Shareholders’ Meeting, all in accordance with the rules and regulations of the SEC. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon Common Stock.
(b)  The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to Peoples, Horizon or any Subsidiary of Peoples or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of Peoples or Horizon, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Peoples or Horizon, as applicable, shall promptly notify the other of such event, and Peoples or, Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to Peoples’ shareholders and to Horizon’s shareholders.
(c)  Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon Common Stock to be issued in the Merger.
6.03  Shareholder Approval.  Horizon shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of Horizon (the “Horizon Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement, for the purpose of acting upon this Agreement and the transactions contemplated hereby, including the issuance of shares of Horizon Common Stock in satisfaction of a portion of the Merger Consideration.  The Board of Directors of Horizon shall recommend to Horizon’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby, including the issuance of shares of Horizon Common Stock, and will solicit proxies voting in favor of this Agreement from Horizon’s shareholders.
6.04  Employee Benefit Plans and Employee Payments.
(a)  Horizon shall make available to the officers and employees of Peoples or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time

(“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees.
(b)  Horizon and Peoples agree to address any issues related to the differences between the vacation and paid time off policies of Peoples and any Subsidiary (including, but not limited to any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with Peoples or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.
(c)  Continuing Employees will receive credit for prior service with Peoples or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries.
(d)  To the extent that Horizon determines, in its sole discretion, that Peoples’ employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in Horizon’s employee benefit plans as soon as reasonably practicable after termination. Horizon shall take all necessary steps to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Peoples; and (ii) to the extent that the initial period of coverage for Continuing Employees under any such Horizon employee benefit plans is not a full 12-month period of coverage, give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Peoples plan during the balance of such 12-month period of coverage.
(e)  To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the Peoples 401(k) Plan with respect to any Continuing Employees.
(f)  In accordance with Section 5.18(a) hereof, after the Effective Time, Horizon shall continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.
(g)  Until the Effective Time, Peoples or a Subsidiary of Peoples, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a qualifying event before the Effective Time.
(h)  Except as to Senior Executives, those employees of Peoples and Peoples Bank as of the Effective Time (i) who are still employed by Peoples and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to Horizon, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Peoples or Peoples Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for the Peoples Bank employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.
(i)  Horizon shall authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of Peoples or Peoples Bank identified by Horizon and Peoples, in amounts to be agreed to by Peoples and Horizon.
6.05  Adverse Actions.  Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
6.06  D&O Insurance and Indemnification.
(a)  Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Peoples and its Subsidiaries, including Peoples Bank (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of Peoples or any of its Subsidiaries under applicable Indiana law or Peoples’ or any such Subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)  Horizon shall cause the persons serving as officers and directors of Peoples and Peoples Bank immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by Peoples (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, Peoples shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by Peoples with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.06(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.06(b) apply solely and exclusively to the Existing Policy and the existing Crime (Bond) Policy at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Peoples without interruption, cancellation or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.
(c)  The provisions of this Section 6.06 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.
(d)  In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.06.
6.07  Material Changes to Horizon Disclosure Schedules.  Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Horizon Disclosure Schedule unless Peoples shall have first consented in writing with respect thereof.
6.08  Northeast Indiana Advisory Board.  As soon as reasonably practical after the Closing Date, Horizon agrees to form a Northeast Indiana Advisory Board and add representatives to the advisory board from the Peoples and Peoples Bank Board and from the communities served by Peoples Bank, as mutually agreed upon.
6.09  Horizon and Horizon Bank Board.
(a)  Horizon shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon, the number of directors constituting the Horizon Board shall be increased by one and Maurice F. Winkler, III, Chief Executive Office and President of Peoples, shall be appointed as a director of Horizon to fill the vacancy created by such increase for a term expiring at the 2018 annual meeting.
(b)  Horizon shall take all appropriate action in its capacity as sole shareholder of Horizon Bank so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon Bank, the number of directors constituting the board of directors of Horizon Bank shall be increased by one and Maurice F. Winkler, III, Chief Executive Office and President of Peoples, shall be appointed as a director of Horizon to fill the vacancy created by such increase.
6.10  Issuance of Horizon Common Stock.  The Horizon Common  Stock to be issued by Horizon to the shareholders of Peoples pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The Horizon Common Stock to be issued to the shareholders of Peoples pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm or entity.  The Horizon Common Stock to be issued to the shareholders of Peoples pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon Common Stock issued to any shareholder of Peoples who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.
6.11  Community Involvement.  Horizon agrees that as soon as practicable following the Effective Time it shall cause Horizon Bank to donate $50,000 to not-for-profit organizations in the banking markets served by Peoples Bank.  In addition, Horizon Bank agrees to match dollar-for-dollar each Continuing Employee’s reasonable and customary donation to the United Way organization of their choice in Horizon Bank’s market area through a payroll deduction, for a period of at least five (5) years.
ARTICLE VII.
 CONDITIONS PRECEDENT TO THE MERGER
7.01  Conditions Precedent to Horizon’s Obligations.  The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:
(a)  Representations and Warranties at Effective Time.  Each of the representations and warranties of Peoples contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).
(b)  Covenants.  Each of the covenants and agreements of Peoples shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.
(c)  Deliveries at Closing.  Horizon shall have received from Peoples at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b) hereof.

(d)  Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.
(e)  Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Peoples or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
(f)  Shareholder Approval.  The shareholders of Peoples and Horizon shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.  The total number of the Dissenting Shares shall be no greater than five percent (5%) of the number of shares of Peoples Common Stock outstanding as of the date of this Agreement.
(g)  Officers’ Certificate.  Peoples shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Peoples contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of Peoples have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Peoples has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
(h)  Tax Opinion.  The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Peoples, except with respect to the Cash Consideration and the cash received by the shareholders of Peoples for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(i)  280G Opinion.  Horizon shall have received a letter of tax advice, in a form satisfactory to Horizon, from Peoples’ outside, independent certified public accountants to the effect that any amounts that are paid by Peoples before the Effective Time, or required under the Employment Agreements, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of Peoples, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.
(j)  Material Proceedings.  None of Horizon, Peoples, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.
(k)  Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.
(l)  Notice of Termination of Data Processing Agreement.  Peoples shall have provided notice of termination to FiServ under the Master Agreement, dated October 31, 2013 (including related exhibits and schedules), between Peoples Bank and FiServ.
(m)  Mutual Termination of Employment and Noncompetition Agreements.  Peoples shall have delivered to Horizon each executed Mutual Termination of Employment Agreement between Peoples and Jeffrey H. Gatton, Steve H. Caryer and Maurice F. Winkler, III in the forms of Exhibit 5.23(a) and Exhibit 5.23(b) hereto, as applicable, and the Release appended thereto. Steven H. Caryer and Maurice F. Winkler III shall have executed and delivered to Horizon the Noncompetition Agreements.
(n)  Peoples Adjusted Consolidated Shareholder’s Equity.  As of the end of the month prior to the Effective Time, the Peoples Adjusted Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $58,000,000. “Peoples Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of Peoples and Peoples Bank determined in accordance with GAAP consistently applied for prior periods and which shall be adjusted to reflect the after-tax impact of all Peoples Transaction Expenses (as defined below) as estimated through the Effective Time; provided, however, that any accruals established by Peoples pursuant to Section 5.05(b) will not impact the calculation of the Peoples Adjusted Consolidated Shareholders’ Equity.  Horizon and Peoples recognize and agree that any changes to the valuation of the Peoples investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2014 until the measurement date will not be considered in calculating the Peoples Consolidated Common Shareholders’ Equity for purposes of this section.  “Peoples Transactional Expenses” means all transaction costs of Peoples necessary to consummate the Merger and other transactions contemplated by this Agreement, or incurred or accrued (or required to be accrued in accordance with GAAP) including, without limitation: (A) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Peoples in connection with this Agreement transactions contemplated hereby; (B) any amounts paid or payable to any director, officer or employee of Peoples or any Subsidiary of Peoples under any contract, severance arrangement, benefit plan or employment practice of Peoples; and (C) all other payroll and non-payroll related costs and expenses, in each case incurred or to be incurred by Peoples through the Effective Time in connection with this Agreement and the transactions contemplated hereby, including the termination costs associated with terminating the data processing agreement set forth in Section 7.01(l); provided, that any costs associated with the termination of the Pension Plan are excluded from the definition of Peoples Transaction Expenses.
(o)  Consents.  Peoples shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.
(p)  Employment Agreement.  Jeffrey H. Gatton and Horizon Bank shall have entered into an employment agreement in the form of Exhibit 7.01(p) hereto.
7.02  Conditions Precedent to Peoples’ Obligations.  The obligation of Peoples to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Peoples:
(a)  Representations and Warranties at Effective Time.  Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).
(b)  Covenants.  Each of the covenants and agreements of Horizon shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.
(c)  Deliveries at Closing.  Peoples shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to Peoples, listed in Section 10.02(a) hereof.
(d)  Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.
(e)  Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(f)  Shareholder Approval.  The shareholders of Peoples and Horizon shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.
(g)  Officers’ Certificate.  Horizon shall have delivered to Peoples a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
(h)  Tax Opinion.  The Board of Directors of Peoples shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Peoples, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Peoples, except with respect to the Cash Consideration and the cash received by the shareholders of Peoples for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(i)  Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.
(j)  Material Proceedings.  None of Horizon, Peoples, or any Subsidiary of Horizon or Peoples, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.
(k)  Opinion of Peoples’ Financial Advisor.  The Board of Directors of Peoples shall have received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Peoples Common Stock.

ARTICLE VIII
 TERMINATION OF MERGER
8.01  Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:
(a)  by the mutual written consent of Horizon and Peoples;
(b)  by either of Peoples or Horizon by written notice to the other:
(i)  if this Agreement and the Merger are not approved by the requisite vote of the shareholders of Peoples at the meeting of shareholders of Peoples contemplated in Section 5.01 or by the shareholders of Horizon at the meeting of shareholders of Horizon contemplated by Section 6.03;
(ii)  (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;
(iii)  if the consummation of the Merger shall not have occurred on or before December 31, 2015 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; or
(iv)  if this Agreement and the Merger are not approved by the requisite vote of the shareholders of Horizon at the meeting of shareholders of Horizon contemplated in Section 6.03.
(c)  by written notice from Horizon to Peoples, if:
(i)  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;
(ii)  Peoples breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Peoples within twenty (20) business days after Peoples’ receipt of written notice of such breach from Horizon;
(iii)  there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Peoples; or
(iv)  Horizon elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.11.
(d)  by written notice from Peoples to Horizon if:
(i)  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;
(ii)  Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from Peoples; or

(iii)  there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon.
(e)  by written notice from Horizon to Peoples:
(i)  if the Peoples Board of Directors shall fail to include its recommendation to approve the Merger in the Joint Proxy Statement;
(ii)  in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;
(iii)  if the Peoples Board shall approve any Acquisition Proposal or publicly recommend that the holders of Peoples Common Stock accept or approve any Acquisition Proposal; or
(iv)  if Peoples shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.
(f)  by written notice by Horizon to Peoples if a quorum could not be convened at the meeting of shareholders of Peoples contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.
(g)  by written notice of Peoples to Horizon if a quorum could not be convened at the meeting of shareholders of Horizon contemplated by Section 6.03 or at a reconvened meeting held at any time prior to or on the Outside Date.
(h)  by written notice by Peoples to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:
(i)  the Horizon Market Value on the Determination Date is less than $19.57; and
(ii)  the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.15;
subject, however, to the following three sentences. If Peoples elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and

0.85.  If within such five (5) business day period, Horizon delivers written notice to Peoples that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Peoples of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(h), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Midwest Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Midwest Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $23.02, adjusted as indicated in the last sentence of this Section 8.01(h).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(h).

8.02  Effect of Termination.
(a)  Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or Peoples and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.
(b)  Peoples shall pay to Horizon an amount in cash equal to $3,500,000 (the “Termination Fee”) if:
(i)  this Agreement is terminated by Horizon pursuant to Section 8.01(e); or
(ii)  this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of Peoples’ shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve (12) months after such termination Peoples or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or
(iii)  this Agreement is terminated by either Peoples or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, Peoples or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
(c)  Any fee due under Section 8.02(b) shall be paid by Peoples by wire transfer of same day funds:
(i)  in the case of Section 8.02(b)(i), concurrently with such termination; and
(ii)  in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date Peoples enters into such Acquisition Agreement or consummates such Acquisition Proposal.
(d)  In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses). Peoples acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if Peoples fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against Peoples for the Termination Fee, Peoples shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.
ARTICLE IX.
 EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and Peoples as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) Business Days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.
ARTICLE X.
 CLOSING
10.01  Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.
10.02  Deliveries.
(a)  At the Closing, Horizon will deliver to Peoples the following:
(i)  the officers’ certificate contemplated by Section 7.02(g) hereof;
(ii)  copies of all Regulatory Approvals necessary to consummate the Merger;
(iii)  copies of the resolutions adopted by the Board of Directors of Horizon and shareholders of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;
(iv)  the tax opinion required by Section 7.02(h) hereof;
(v)  evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and
(vi)  such other documents and information as Peoples or its legal counsel may reasonably request.
(b)  At the Closing, Peoples will deliver to Horizon the following:
(i)  (i)  the officers’ certificate contemplated by Section 7.01(g) hereof;
(ii)  copies of the resolutions adopted by the Board of Directors and shareholders of Peoples certified by the Secretary of Peoples relative to the approval of this Agreement and the Merger;
(iii)  the tax opinion required by Section 7.01(h) hereof;
(iv)  the 280G opinion required by Section 7.01(i) hereof; and
(v)  such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.
 MISCELLANEOUS
11.01  Effective Agreement.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.06 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of Peoples, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.
11.02  Waiver; Amendment.
(a)  The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.
(b)  This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.
11.03  Notices.  All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, IL 60606 Attn: Robert M. Fleetwood
And
If to Peoples:	with a copy (which shall not constitute notice) to:
Peoples Bancorp 212 W. 7th Street Auburn, IN 46706 Attn: Maurice F. Winkler, III President and CEO	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Claudia V. Swhier

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.
11.04  Headings.  The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.
11.05  Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
11.06  Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.
11.07  Governing Law; Enforcement; Specific Performance; Jury Trial.  This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.
11.08  Entire Agreement.  This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Mutual Non-Disclosure & Confidentiality Agreement dated October 17, 2014, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
11.09  Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.04, 5.16, 5.17, 5.18, 5.24, 6.04, 6.06 and all of the provisions of this Article XI shall survive the Effective Time.
11.10  Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.
11.11  Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice‑versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[Signature Page Follows.]

In Witness Whereof, Horizon and Peoples have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO & Chairman

Peoples Bancorp

By:	/s/ Maurice F. Winkler
Maurice F. Winkler, III, President & CEO

Table of Contents

ARTICLE I. THE MERGER		1
1.01	THE MERGER.	1
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE.	2
1.03	TAX FREE REORGANIZATION.	2
1.04	ABSENCE OF CONTROL	3
1.05	BANK MERGER.	3
1.06	DISSENTERS’ RIGHTS.	3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		3
2.01	MERGER CONSIDERATION.	3
2.02	ANTI-DILUTION ADJUSTMENTS.	4
2.03	FRACTIONAL SHARES.	4
2.04	EXCHANGE PROCEDURES.	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PEOPLES		5
3.01	ORGANIZATION AND AUTHORITY.	6
3.02	AUTHORIZATION.	7
3.03	CAPITALIZATION.	8
3.04	ORGANIZATIONAL DOCUMENTS.	8
3.05	COMPLIANCE WITH LAW.	8
3.06	ACCURACY OF INFORMATION PROVIDED TO HORIZON.	9
3.07	LITIGATION AND PENDING PROCEEDINGS.	9
3.08	FINANCIAL STATEMENTS AND REPORTS.	9
3.09	MATERIAL CONTRACTS.	10
3.10	ABSENCE OF UNDISCLOSED LIABILITIES.	11
3.11	TITLE TO PROPERTIES.	12
3.12	LOANS AND INVESTMENTS.	13
3.13	INDEBTEDNESS.	15
3.14	NO SHAREHOLDER RIGHTS PLAN.	15
3.15	EMPLOYEE BENEFIT PLANS.	15
3.16	OBLIGATIONS TO EMPLOYEES.	19
3.17	TAXES, RETURNS AND REPORTS.	19
3.18	DEPOSIT INSURANCE.	20
3.19	INSURANCE.	20
3.20	BOOKS AND RECORDS.	20
3.21	BROKER’S, FINDER’S OR OTHER FEES.	20
3.22	INTERIM EVENTS.	20
3.23	INSIDER TRANSACTIONS.	22
3.24	INDEMNIFICATION AGREEMENTS.	22
3.25	SHAREHOLDER APPROVAL.	22
3.26	INTELLECTUAL PROPERTY.	22
3.27	COMMUNITY REINVESTMENT ACT.	23
3.28	BSA/AML.	23
3.29	AGREEMENTS WITH REGULATORY AGENCIES.	23
3.30	APPROVAL DELAYS	24
3.31	INTERNAL CONTROLS	24
3.32	FIDUCIARY ACCOUNTS.	24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON		24
4.01	ORGANIZATION AND AUTHORITY.	25

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4.02	AUTHORIZATION.	25
4.03	CAPITALIZATION.	26
4.04	COMPLIANCE WITH LAW.	26
4.05	ABSENCE OF UNDISCLOSED LIABILITIES.	27
4.06	ACCURACY OF INFORMATION PROVIDED TO PEOPLES.	27
4.07	FINANCIAL STATEMENTS AND REPORTS.	28
4.08	ADEQUACY OF RESERVES.	28
4.09	LITIGATION AND PENDING PROCEEDINGS.	28
4.10	TAXES, RETURNS AND REPORTS.	29
4.11	DEPOSIT INSURANCE.	29
4.12	BSA/AML.	29
4.13	COMMUNITY REINVESTMENT ACT.	29
4.14	APPROVAL DELAYS.	29
4.15	HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS.	29
4.16	ENVIRONMENTAL MATTERS	30

ARTICLE V. CERTAIN COVENANTS		30
5.01	SHAREHOLDER APPROVAL.	30
5.02	OTHER APPROVALS.	30
5.03	CONDUCT OF BUSINESS.	31
5.04	INSURANCE.	34
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES.	34
5.06	ACQUISITION PROPOSALS.	35
5.07	PRESS RELEASES.	37
5.08	MATERIAL CHANGES TO DISCLOSURE SCHEDULES.	37
5.09	ACCESS; INFORMATION.	38
5.10	FINANCIAL STATEMENTS.	38
5.11	ENVIRONMENTAL.	39
5.12	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION.	40
5.13	ADVERSE ACTIONS.	40
5.14	EMPLOYEE BENEFITS AND EMPLOYEES.	40
5.15	NONCOMPETITION AGREEMENTS.	41
5.16	TERMINATION OF PEOPLES 401(K) PLAN.	41
5.17	MAINTENANCE OF PENSION PLAN.	42
5.18	DISPOSITION OF FULLY INSURED WELFARE BENEFIT AND SEC. 125 PLANS.	42
5.19	PEOPLES BANK MERGER.	43
5.20	COOPERATION ON CONVERSION OF SYSTEMS.	43
5.21	INSTALLATION/CONVERSION OF EQUIPMENT.	43
5.22	SUPPLEMENTAL LIFE INSURANCE PLAN.	43
5.23	EMPLOYMENT AGREEMENTS.	43
5.24	SERP AGREEMENTS.	44
5.25	PENSION PLAN.	44

ARTICLE VI. COVENANTS OF HORIZON		44
6.01	APPROVALS.	44
6.02	SEC REGISTRATION.	44
6.03	SHAREHOLDER APPROVAL.	45
6.04	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS.	45
6.05	ADVERSE ACTIONS.	47
6.06	D&O INSURANCE AND INDEMNIFICATION.	47
6.07	MATERIAL CHANGES TO HORIZON DISCLOSURE SCHEDULES.	48
6.08	NORTHEAST INDIANA ADVISORY BOARD.	48
6.09	HORIZON AND HORIZON BANK BOARD.	48
6.10	ISSUANCE OF HORIZON COMMON STOCK.	49
6.11	COMMUNITY INVOLVEMENT.	49

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ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		49
7.01	CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS.	49
7.02	CONDITIONS PRECEDENT TO PEOPLES’ OBLIGATIONS.	52

ARTICLE VIII. TERMINATION OF MERGER		53
8.01	TERMINATION.	53
8.02	EFFECT OF TERMINATION.	56

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		57

ARTICLE X. CLOSING		58
10.01	CLOSING DATE AND PLACE.	58
10.02	DELIVERIES.	58

ARTICLE XI. MISCELLANEOUS		59
11.01	EFFECTIVE AGREEMENT.	59
11.02	WAIVER; AMENDMENT.	59
11.03	NOTICES.	59
11.04	HEADINGS.	60
11.05	SEVERABILITY.	60
11.06	COUNTERPARTS; FACSIMILE.	60
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL.	60
11.08	ENTIRE AGREEMENT.	61
11.09	SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS.	61
11.10	EXPENSES.	61
11.11	CERTAIN REFERENCES.	61

iii

Index of Exhibits

Exhibit 1.01(e)	Plan of Merger
Exhibit 5.01	Voting Agreement
Exhibit 5.15(a) and (b)	Forms of Non-Competition, Non-Solicitation and Non-Disclosure Agreement
Exhibit 5.23(a), (b) and (c)	Forms of Mutual Termination of Employment Agreement
Exhibit 7.01(p)	Employment Agreement for Jeffrey H. Gatton

Exhibit 1.01(e)

Plan of Merger
between
Peoples Bancorp
(an Indiana corporation)

and

Horizon Bancorp
(an Indiana corporation)

________________, 2015

Plan of Merger
This Plan of Merger is made and entered into as of _______________, 2015, between Peoples Bancorp, an Indiana corporation with its principal office located at 212 W. 7th Street, Auburn, Indiana 46706 (“Peoples”), and Horizon Bancorp, an Indiana corporation with its principal office located at 515 Franklin Street, Michigan City, Indiana 46360 (“Horizon”).
Witnesseth:
Whereas, the Boards of Directors of Peoples and Horizon have approved an Agreement and Plan of Merger, executed and delivered as of February 18, 2015 (the “Agreement and Plan of Merger”), of which the Plan of Merger was a part thereof, pursuant to which Peoples has agreed to merge with and into Horizon (capitalized terms used, but not defined, in this Plan of Merger shall have the meaning ascribed to them in the Agreement and Plan of Merger); and
Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Article 1.  The Holding Company Merger
Section 1.1 The Holding Company Merger. Pursuant to the terms and provisions of this Plan of Merger and the Indiana Business Corporation Law (“IBCL”), Peoples shall merge with and into Horizon (the “Holding Company Merger”). The Holding Company Merger shall be effective at the Effective Time (as that term is defined in the Agreement and Plan of Merger) (the “Effective Time”).
Section 1.2 Merging Corporation. Peoples shall be the merging corporation under the Holding Company Merger and its corporate identity and existence shall cease on consummation of the Holding Company Merger.
Section 1.3 Surviving Corporation.. Horizon shall be the surviving corporation in the Holding Company Merger, and the Articles of Incorporation and Bylaws of Horizon in effect prior to the Holding Company Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.
Article 2.  Terms of the Holding Company Merger and Conversion of Shares
Section 2.1 Effect of the Holding Company Merger. The Holding Company Merger shall have all of the effects provided by the IBCL.
Section 2.2 Conversion of Peoples Shares.
(a)  At the Effective Time, each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of Peoples and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right pursuant to Article II of the Agreement and Plan of Merger to receive the following: (i) 0.95 shares of Horizon common stock (as adjusted in accordance with the terms of the Agreement and Plan of Merger), without par value (the “Horizon Common Stock”), and (ii) $9.75 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (collectively, the “Merger Consideration”); provided, however, the Peoples stockholders owning less than 100 shares of Peoples Common Stock as of the Effective Time will only be entitled to receive $33.14 per share in cash and will not be entitled to receive any Horizon Common Stock.
(b)  At the Effective Time, each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Peoples stock (other than Dissenting Shares) shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration, upon the surrender of such certificate or certificates in accordance with Section 2.3 of this Plan of Merger.
Section 2.3 Exchange Procedures; Surrender of Certificates.
(a)  Computershare, Inc. shall act as Exchange Agent in the Holding Company Merger (the “Exchange Agent”).
(b)  At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon Common Stock to be issued as part of the Merger Consideration. At the Effective Time, Horizon shall cause all shares of Peoples Common Stock held by recognized securities depositories (“street name” shares) to be exchanged for the Merger Consideration in accordance with the rules and procedures of such depositories.  As promptly as practicable after the Effective Time, but in no event more than five (5) business days thereafter, Horizon shall mail to each holder of Peoples Common Stock a letter of transmittal providing instructions as to the transmittal to Horizon of certificates representing shares of Peoples Common Stock and the issuance of shares of Horizon Common Stock and the Cash Consideration in exchange therefor pursuant to the terms of this Plan of Merger.
(c)  Horizon shall cause a certificate representing that number of whole shares of Horizon Common Stock that each holder of Peoples Common Stock has the right to receive pursuant to Section 2.01 of the Agreement and Plan of Merger, and a check in the amount of such holder’s proportionate share of the Cash Consideration pursuant to Section 2.01 of the Agreement and Plan of Merger and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of Peoples Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to Horizon. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Plan of Merger upon such delivery.
(d)  No dividends or other distributions on Horizon Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Peoples Common Stock converted in the Merger into the right to receive shares of such Horizon Common Stock until the holder thereof
2

surrenders such Old Certificates in accordance with this Section 2.3. After becoming so entitled in accordance with this Section 2.3, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon Common Stock such holder had the right to receive upon surrender of the Old Certificate.
(e)  The stock transfer books of Peoples shall be closed immediately upon the Effective Time and from and after the Effective Time, there shall be no transfers on the stock transfer records of Peoples of any shares of Peoples Common Stock stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to the Agreement and Plan of Merger and in accordance with the procedures set forth in this Section 2.3.
(f)  Horizon shall be entitled to rely upon Peoples’ stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.
(g)  If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to the terms of this Amended and Restated Plan of Merger.
(h)  Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Article 3.  Amendment; Termination; Assignment
Section 3.1 Amendment. At any time prior to the Effective Time, the parties to this Plan of Merger by mutual written agreement authorized by their respective Boards of Directors (and whether before or after the shareholders of Peoples have approved and adopted this Plan of Merger) may amend this Plan of Merger; provided, however, that if the shareholders of Peoples have approved and adopted this Plan of Merger, any such amendment shall not have a material adverse effect on the shareholders of Peoples.
Section 3.2 Termination. This Plan of Merger shall automatically terminate (whether before or after Peoples shareholder approval) upon the termination of the Agreement and Plan of Merger.
Section 3.3 Successors and Assigns. This Plan of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors
3

and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Plan of Merger nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party.
In Witness Whereof, the parties hereto have executed this Plan of Merger as of the day and year first above written.

Peoples Bancorp

By:
Maurice F. Winkler, III, President & CEO

Horizon Bancorp

By:
Craig M. Dwight, CEO & Chairman

4

Exhibit 5.01

Voting Agreement
Each of the undersigned, being all of the directors of Peoples Bancorp (“Peoples”) and Peoples Federal Savings Bank of DeKalb County having, in the case of the Peoples directors, voted for the approval and adoption by Peoples of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among Peoples and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of Peoples in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to Peoples and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:
  (a) will support the consummation of the Holding Company Merger and any merger of any Peoples subsidiaries, including Peoples Federal Savings Bank of DeKalb County, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of Peoples;
  (b) will vote all shares of common stock of Peoples (“Peoples Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of Peoples or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and
  (c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of Peoples Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.
The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of Peoples Common Stock indicated beside his or her signature below.
This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of Peoples’ Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of Peoples.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.
[Remainder of Page Intentionally Left Blank.]
2

Executed and Delivered as of February 18, 2015.

( ___ shares)
G. Richard Gatton

( ___ shares)
Bruce S. Holwerda

( ___ shares)
Douglas D. Marsh

( ___ shares)
Stephen R. Olson

( ___ shares)
Maurice F. Winkler, III

[Signature Page to Voting Agreement]

3

Exhibit 5.15(a)

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
This Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Agreement”), is made this 18th day of February, 2015, by and among Maurice F. Winkler, III (the “Executive”), Horizon Bancorp (the “Holding Company”) and Horizon Bank, N.A. (the “Bank”). The Holding Company, the Bank and their affiliated entities are collectively referred to herein as “Horizon.”
WITNESSETH:
WHEREAS, Executive previously served as the President and Chief Executive Officer of Peoples Federal Savings Bank of DeKalb County or one or more of its affiliates (“Peoples Bank”), including Peoples Bancorp (“Peoples”). Peoples and Peoples Bank are collectively referred to herein as the “Peoples Entities;” and
WHEREAS, Peoples and the Holding Company have entered into an Agreement and Plan of Merger whereby Peoples will merge with and into the Holding Company (the “Merger”). The combined entities, operations and assets of Horizon and the Peoples Entities after the Merger are referred to herein as the “Company;” and
WHEREAS, the Peoples Entities and the Executive are parties to that certain Employment Agreement dated December 17, 2013 (the “Employment Agreement”); and
WHEREAS, in connection with the Merger, the Peoples Entities and the Executive will agree in writing to terminate the Employment Agreement in exchange for a payment (the “Change in Control Payment”) to be made to the Executive in a lump sum at the effective time of the Merger; and
WHEREAS, the Executive will be an employee of the Bank and will be appointed to serve as a member of the board of directors of the Bank and the Holding Company, each for a period of time after the Merger, and may receive certain other payments or benefits as a result of the Merger; and
WHEREAS, as a condition to its agreement to execute and deliver the Agreement and Plan of Merger to Peoples and the continued employment of the Executive and the Executive’s appointment to the Holding Company’s board of directors, Horizon has requested that the Executive agree to certain restrictions, covenants and agreements, as set forth in this Agreement in order to protect the Company’s business interests and goodwill, as well as its confidential and proprietary information; and
WHEREAS, the Executive, in consideration of the benefits of the Merger to the Executive, including but not limited to the Executive’s receipt of the Change in Control Payment, the continued employment of the Executive, and the Executive’s appointment to the Holding Company’s board of directors, has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, and subject to and effective only upon the consummation of the Merger, and for other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.  Contingency.  This Agreement shall be contingent on the consummation of the Merger.  If the Merger is not consummated for any reason, this Agreement will be null and void as of the date of the public announcement of the cancellation of the intent to consummate the Merger.
2.  Definitions.
(a)  Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means any and all:
(i)  materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company has deemed confidential, proprietary or nonpublic information of the Company;
(ii)  trade secrets of the Company, as defined in the Michigan Compiled Laws §445.1902, as amended, or Title 24, Article 2, Chapter 3, Section 2 of the Indiana Code (IC-24-2-3-2), as amended, or any successor statutes; and
(iii)  any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.  The Executive agrees that all Confidential Information is confidential and is and at all times shall remain the property of Horizon..
3.  Access to and Return of Confidential Information
(a)  The Executive understands, acknowledges and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information of the Company and that if the Confidential Information was disclosed by the Executive, Horizon would suffer irreparable damage and harm.  The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Executive acknowledges and agrees that Horizon uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b)  The Executive covenants and agrees:
2

(i)  to keep all Confidential Information subject to Horizon’s custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with Horizon; and
(ii)  promptly upon termination of the Executive’s employment with Horizon, to return to the Bank, at the Bank’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.
4.  Restrictive Covenants.
(a)  Non-Competition.  During Executive’s employment with Horizon and for a period of twenty-four (24) months thereafter, Executive shall not in or from any of the Counties of Cass, Kalamazoo and St. Joseph in the State of Michigan and the Counties of Allen, DeKalb, Elkhart, LaGrange, Noble and Whitley in the State of Indiana directly or indirectly own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed in a competitive capacity with, any business engaged in the development, production, marketing, sale or servicing of any service or product (i) with which Executive was involved during his last year of employment with the Company, or (ii) which the Company was developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service).  In the event the foregoing geographic area is deemed overly broad or unenforceable under applicable law, the restricted area shall be the geographic area in which Executive has been performing services, or for which Executive has been assigned responsibility, at any time within one (1) year preceding the date of the termination of his employment.
(b)  Non-Solicitation.  During Executive’s employment with Horizon and for twenty-four (24) months thereafter, Executive will not, in a competitive capacity, on behalf of any person or entity other than the Bank, directly or indirectly:
(i)  solicit, divert (or attempt to solicit or divert) or accept business from any customer of the Bank;
(ii)  solicit, divert (or attempt to solicit or divert) or accept business from any customer of the Bank with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding the date of the termination of his employment, or about whom Executive has obtained confidential or proprietary information;
(iii)  solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of the Bank; or
(iv)  solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of the Bank with whom Executive had contact (either directly or indirectly) or over which Executive had responsibility at any time in the one (1) year preceding the date of the termination of his
3

employment, or about whom Executive has obtained confidential or proprietary information.
Further, during Executive’s employment with Horizon and for twenty-four (24) months after the termination of his employment, Executive will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee, agent or representative of Horizon to leave his/her employment (or terminate his/her relationship) with Horizon (or devote less than full time efforts to Horizon’s business), and Executive will not directly or indirectly hire or attempt to hire, for any competitive or other position with any competitor or other business, any employee, agent or representative of Horizon who has been an employee, agent or representative of Horizon at any time within the preceding 180 days.
(c)  Non-Disclosure.  At all times during and after the termination of his employment, the Executive shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any person other than those directors, officers, employees, representatives and agents of Horizon who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against Horizon, or (B) for the Executive’s own benefit or for the benefit of any person or entity other than Horizon.
5.  Periods of Noncompliance and Reasonableness of Periods.  The restrictions and covenants contained in Section 4 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the term of this Agreement and for the full periods specified in Section 4.  The parties hereto understand, acknowledge and agree that the restrictions and covenants contained in Section 4 are reasonable in view of the nature of the business in which the Company is engaged, the Executive’s position with the Company and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs, employees, and customers of the Company.
The restrictions and covenants contained in Section 4 are essential terms and conditions to Horizon entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.  The existence of any claim or cause of action the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank or the Holding Company of these covenants.
Horizon’s obligation to pay any amounts otherwise payable to the Executive pursuant to this Agreement or any other agreement or arrangement shall immediately terminate in the event that the Executive breaches any of the provisions of Section 4.  Notwithstanding the foregoing:
(a)  the covenants of the Executive set forth in Section 4 shall continue in full force and effect and be binding upon the Executive;
(b)  The Bank and the Holding Company shall each be entitled to the remedies specified in Section 6; and
(c)  The Bank and the Holding Company shall each be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and
4

expenses) resulting from or relating to the Executive’s breach of any of the provisions of Section 4.
6.  Remedies.  The Executive agrees that Horizon shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 4.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4, in addition to all other remedies to which Horizon is entitled at law, in equity or otherwise, it may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 4.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of Horizon for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to it at law, in equity or otherwise.
7.  Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.
8.  Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.
9.  Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.
10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.
[Signature page follows]
5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.
HORIZON BANK, N.A.	HORIZON BANCORP

By:	By:
Craig M. Dwight, Chairman and Chief Executive Officer		Craig M. Dwight, Chairman and Chief Executive Officer

EXECUTIVE

Maurice F. Winkler, III

6

Exhibit 5.15(b)

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
This Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Agreement”), is made this 18th day of February, 2015, by and among Steven H. Caryer (the “Executive”), Horizon Bancorp (the “Holding Company”) and Horizon Bank, N.A. (the “Bank”). The Holding Company, the Bank and their affiliated entities are collectively referred to herein as “Horizon.”
WITNESSETH:
WHEREAS, Executive previously served as the Chief Financial Officer of Peoples Federal Savings Bank of DeKalb County or one or more of its affiliates (“Peoples Bank”), including Peoples Bancorp (“Peoples”). Peoples and Peoples Bank are collectively referred to herein as the “Peoples Entities;” and
WHEREAS, Peoples and the Holding Company have entered into an Agreement and Plan of Merger whereby Peoples will merge with and into the Holding Company (the “Merger”). The combined entities, operations and assets of Horizon and the Peoples Entities after the Merger are referred to herein as the “Company;” and
WHEREAS, the Peoples Entities and the Executive are parties to that certain Employment Agreement dated December 17, 2013 (the “Employment Agreement”); and
WHEREAS, in connection with the Merger, the Peoples Entities and the Executive will agree in writing to terminate the Employment Agreement in exchange for a payment (the “Change in Control Payment”) to be made to the Executive in a lump sum at the effective time of the Merger; and
WHEREAS, the Executive will be an employee of the Bank for a period of time after the Merger, and may receive certain other payments or benefits as a result of the Merger; and
WHEREAS, as a condition to its agreement to execute and deliver the Agreement and Plan of Merger to Peoples and the continued employment of the Executive, Horizon has requested that the Executive agree to certain restrictions, covenants and agreements, as set forth in this Agreement in order to protect the Company’s business interests and goodwill, as well as its confidential and proprietary information; and
WHEREAS, the Executive, in consideration of the benefits of the Merger to the Executive, including but not limited to the Executive’s receipt of the Change in Control Payment and the continued employment of the Executive, has agreed to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, and subject to and effective only upon the consummation of the Merger, and for other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Contingency.  This Agreement shall be contingent on the consummation of the Merger.  If the Merger is not consummated for any reason, this Agreement will be null and void as of the date of the public announcement of the cancellation of the intent to consummate the Merger.
2.  Definitions.
(a)  Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means any and all:
(i)  materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company has deemed confidential, proprietary or nonpublic information of the Company;
(ii)  trade secrets of the Company, as defined in the Michigan Compiled Laws §445.1902, as amended, or Title 24, Article 2, Chapter 3, Section 2 of the Indiana Code (IC-24-2-3-2), as amended, or any successor statutes; and
(iii)  any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.  The Executive agrees that all Confidential Information is confidential and is and at all times shall remain the property of Horizon.
3.  Access to and Return of Confidential Information
(a)  The Executive understands, acknowledges and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information of the Company and that if the Confidential Information was disclosed by the Executive, Horizon would suffer irreparable damage and harm.  The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Executive acknowledges and agrees that Horizon uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b)  The Executive covenants and agrees:
(i)  to keep all Confidential Information subject to Horizon’s custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with Horizon; and
(ii)  promptly upon termination of the Executive’s employment with Horizon, to return to the Bank, at the Bank’s principal office, all vehicles,
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equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.
4.  Restrictive Covenants.
(a)  Non-Competition.  During Executive’s employment with Horizon and for a period of twenty-four (24) months thereafter, Executive shall not in or from the area encompassing a 10-mile radius from Waterloo, Indiana directly or indirectly own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed in a competitive capacity with, any business engaged in the development, production, marketing, sale or servicing of any service or product (i) with which Executive was involved during his last year of employment with the Company, or (ii) which the Company was developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service).  In the event the foregoing geographic area is deemed overly broad or unenforceable under applicable law, the restricted area shall be the geographic area in which Executive has been performing services, or for which Executive has been assigned responsibility, at any time within one (1) year preceding the date of the termination of his employment.
(b)  Non-Solicitation.  During Executive’s employment with Horizon and for twenty-four (24) months thereafter, Executive will not, in a competitive capacity, on behalf of any person or entity other than the Bank, directly or indirectly:
(i)  solicit, divert (or attempt to solicit or divert) or accept business from any customer of the Bank;
(ii)  solicit, divert (or attempt to solicit or divert) or accept business from any customer of the Bank with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding the date of the termination of his employment, or about whom Executive has obtained confidential or proprietary information;
(iii)  solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of the Bank; or
(iv)  solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of the Bank with whom Executive had contact (either directly or indirectly) or over which Executive had responsibility at any time in the one (1) year preceding the date of the termination of his employment, or about whom Executive has obtained confidential or proprietary information.
Further, during Executive’s employment with Horizon and for twenty-four (24) months after the termination of his employment, Executive will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee, agent or representative of Horizon to leave his/her employment (or terminate his/her relationship) with Horizon (or devote less than full time efforts to Horizon’s business), and Executive will not directly or indirectly hire or attempt to hire, for any competitive or other position with any competitor or other business, any employee, agent or representative of Horizon who has been an employee, agent or representative of Horizon at any time within the preceding 180 days.
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(c)  Non-Disclosure.  At all times during and after the termination of his employment, the Executive shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any person other than those directors, officers, employees, representatives and agents of Horizon who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against Horizon, or (B) for the Executive’s own benefit or for the benefit of any person or entity other than Horizon.
5.  Periods of Noncompliance and Reasonableness of Periods.  The restrictions and covenants contained in Section 4 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the term of this Agreement and for the full periods specified in Section 4.  The parties hereto understand, acknowledge and agree that the restrictions and covenants contained in Section 4 are reasonable in view of the nature of the business in which the Company is engaged, the Executive’s position with the Company and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs, employees, and customers of the Company.
The restrictions and covenants contained in Section 4 are essential terms and conditions to Horizon entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.  The existence of any claim or cause of action the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank or the Holding Company of these covenants.
Horizon’s obligation to pay any amounts otherwise payable to the Executive pursuant to this Agreement or any other agreement or arrangement shall immediately terminate in the event that the Executive breaches any of the provisions of Section 4.  Notwithstanding the foregoing:
(a)  the covenants of the Executive set forth in Section 4 shall continue in full force and effect and be binding upon the Executive;
(b)  The Bank and the Holding Company shall each be entitled to the remedies specified in Section 6; and
(c)  The Bank and the Holding Company shall each be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Section 4.
6.  Remedies.  The Executive agrees that Horizon shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 4.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4, in addition to all other remedies to which Horizon is entitled at law, in equity or otherwise, it may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 4.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of Horizon for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to it at law, in equity or otherwise.
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7.  Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.
8.  Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.
9.  Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.
10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.
[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.
HORIZON BANK, N.A.	HORIZON BANCORP

By:	By:
Craig M. Dwight, Chairman and Chief Executive Officer		Craig M. Dwight, Chairman and Chief Executive Officer

EXECUTIVE

Steven H. Caryer

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Exhibit 5.23(a)

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT
This Mutual Termination of Employment Agreement (“Agreement”) is entered into on this  day of , 2015, but effective as of the Effective Time (as defined herein), by and among Peoples Bancorp (“Peoples”), Peoples Federal Savings Bank of DeKalb County (“Peoples Bank”), and Maurice F. Winkler, III, the current President and Chief Executive Officer of Peoples Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”).  Horizon Bancorp (“Horizon”), a bank holding company under the Bank Holding Company Act of 1956, as amended, and Horizon Bank, National Association (“Horizon Bank”), a wholly-owned national banking association subsidiary of Horizon, are Parties for the limited purposes described herein.
RECITALS
WHEREAS, Peoples, Peoples Bank and the Executive entered into a certain Employment Agreement, dated as of December 17, 2013 (the “Employment Agreement”); and
WHEREAS, pursuant to that certain Agreement and Plan of Merger dated February 18, 2015, by and between Peoples and Horizon (the “Merger Agreement”), Peoples shall be merged with and into Horizon (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and
WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, Horizon has consented to the termination of the Employment Agreement; and
WHEREAS, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement; and
WHEREAS, Horizon Bank has agreed to employ the Executive, and the Executive has agreed to be employed by Horizon Bank as an employee-at-will of Horizon Bank as of the Effective Time;
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
TERMS AND CONDITIONS
1.  Termination of Employment Agreement.  The Parties hereby agree that the Employment Agreement shall terminate and the Executive’s employment with Peoples shall cease, and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement or with respect to the Executive’s employment with Peoples or Peoples Bank shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by Peoples or Peoples Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or vacation; or (iii) under Section 2 of this Agreement), effective as of the Effective Time.  Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of Peoples Bank or its subsidiaries or affiliates, or Horizon Bank or its subsidiaries or affiliates, in the event that the Executive’s employment with either Peoples, Peoples Bank, Horizon or Horizon Bank, or any of their subsidiaries or affiliates, terminates for any reason.
2.  Consideration.
(a)  Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices and exhibits, to terminate the Employment Agreement with Peoples, Peoples or Peoples Bank shall pay to the Executive an amount equal to $ (the “Amount”), less any withholdings for applicable taxes required by law.  Subject to the foregoing, Peoples or Peoples Bank shall pay the Amount to the Executive in a lump sum on the Effective Time.
(b)  The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Paragraph 9(b) of the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control; and, (ii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement or pursuant to the Executive’s relationship with Peoples or Peoples Bank.
3.  Governing Law, Jurisdiction, Venue and Waiver of Jury Trial.  To the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will be administered to comply with the provisions thereof and the regulations thereunder.  To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.  The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Indiana located in Indianapolis, Indiana, or the Federal District Court for the Northern District of Indiana, Indianapolis Division, located in Marion County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.  Notwithstanding the foregoing Peoples or Peoples Bank, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue.  EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
4.  Limitation of Benefit.  Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code.  The calculations shall be done by an outside party in accordance with the Merger Agreement.
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5.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of Peoples and Peoples Bank and their respective successors and assigns.  This Agreement may be assigned, without the prior consent of the Executive to a successor of Peoples or Peoples Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of Peoples or Peoples Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent  any  payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
6.  Entire Agreement.  This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.
7.  Waiver; Amendment.  No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound.  The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.
8.  Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.
9.  Further Assurances.  Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
10.  Notice.  Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:
If to the Executive:	If to Peoples or Peoples Bank:

2506 CR 47	Attn: President and CEO
Waterloo, Indiana 46706	212 W. 7th Street
Auburn, Indiana 46706

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or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.
11.  Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
12.  Release.  For and in consideration of the foregoing covenants and promises made by Peoples and Peoples Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release Peoples and Peoples Bank and all other persons named in the Release from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement.  The Executive shall execute a  separate Release of All Claims substantially in the form attached hereto as Appendix A.  THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.
13.  Review and Consultation.  The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR PEOPLES AND PEOPLES BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM PEOPLES OR PEOPLES BANK OR THEIR COUNSEL.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

EXECUTIVE

Maurice F. Winkler, III

Peoples Bancorp	Peoples Federal Savings Bank of DeKalb County

By:	By:

Its:	Its:

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to Peoples and Peoples Bank entering into this Agreement:

Horizon Bancorp	Horizon Bank, National Association

By:	By:

Its:	Its:

[Signature Page for Mutual Termination of Employment Agreement]
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APPENDIX A
 RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Peoples Bancorp, Peoples Federal Savings Bank of DeKalb County, and their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein.
1.  The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Mutual Termination of Employment Agreement.  Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.
2.  The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.
3.  The Executive agrees that the Executive is signing this Release of Executives  own free will and is not signing under duress.
4.  In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release.  The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.
5.  In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance.  ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:
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Peoples Bancorp
212 West 7th Street
Auburn, Indiana 46706
 Attn: CEO and Chairman

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.
6.  The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.
7.  The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents.  The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law.  With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents.  This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.
PLEASE READ CAREFULLY BEFORE SIGNING.  EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

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Exhibit 5.23(b)

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT
This Mutual Termination of Employment Agreement (“Agreement”) is entered into on this ____ day of ___________, 2015, but effective as of the Effective Time (as defined herein), by and among Peoples Bancorp (“Peoples”), Peoples Federal Savings Bank of DeKalb County (“Peoples Bank”), and Steven H. Caryer, the current Chief Financial Officer of Peoples Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”).  Horizon Bancorp (“Horizon”), a bank holding company under the Bank Holding Company Act of 1956, as amended, and Horizon Bank, National Association (“Horizon Bank”), a wholly-owned national banking association subsidiary of Horizon, are Parties for the limited purposes described herein.
RECITALS
WHEREAS, Peoples, Peoples Bank and the Executive entered into a certain Employment Agreement, dated as of December 17, 2013 (the “Employment Agreement”); and
WHEREAS, pursuant to that certain Agreement and Plan of Merger dated February 18, 2015, by and between Peoples and Horizon (the “Merger Agreement”), Peoples shall be merged with and into Horizon (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and
WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, Horizon has consented to the termination of the Employment Agreement; and
WHEREAS, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement; and
WHEREAS, Horizon Bank has agreed to employ the Executive, and Executive has agreed to be employed by Horizon Bank as an employee-at-will of Horizon Bank as of the Effective Time;
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
TERMS AND CONDITIONS
1.  Termination of Employment Agreement.  The Parties hereby agree that the Employment Agreement shall terminate and the Executive’s employment with Peoples shall cease, and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement or with respect to the Executive’s employment with Peoples or Peoples Bank shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by Peoples or Peoples Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or vacation; or (iii) under Section 2 of this Agreement), effective as of the Effective Time.  Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of Peoples Bank or its subsidiaries or affiliates, or Horizon Bank or its subsidiaries or affiliates, in the event that the Executive’s employment with either Peoples, Peoples Bank, Horizon or Horizon Bank, or any of their subsidiaries or affiliates, terminates for any reason.
2.  Consideration.
(a)  Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices and exhibits, to terminate the Employment Agreement with Peoples, Peoples or Peoples Bank shall pay to the Executive an amount equal to $_______________ (the “Amount”), less any withholdings for applicable taxes required by law.  Subject to the foregoing, Peoples or Peoples Bank, shall pay the Amount to the Executive in a lump sum on the Effective Time.
(b)  The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Paragraph 9 of the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control; and, (ii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement or pursuant to the Executive’s employment relationship with Peoples and Peoples Bank.
3.  Governing Law, Jurisdiction, Venue and Waiver of Jury Trial.  To the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will be administered to comply with the provisions thereof and the regulations thereunder.  To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.  The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Indiana located in Indianapolis, Indiana, or the Federal District Court for the Northern District of Indiana, Indianapolis Division, located in Marion County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.  Notwithstanding the foregoing Peoples or Peoples Bank, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue.  EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
4.  Limitation of Benefit.  Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code.  The calculations shall be done by an outside party in accordance with the Merger Agreement.
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5.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of Peoples and Peoples Bank and their respective successors and assigns.  This Agreement may be assigned, without the prior consent of the Executive to a successor of Peoples or Peoples Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of Peoples or Peoples Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent  any  payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
6.  Entire Agreement.  This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.
7.  Waiver; Amendment.  No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound.  The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.
8.  Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.
9.  Further Assurances.  Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
10.  Notice.  Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:
If to the Executive:	If to Peoples or Peoples Bank:

207 West Edgerton Street Hicksville, Ohio 43526	Attn: President and CEO 212 W. 7th Street Auburn, Indiana 46706

3

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.
11.  Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
12.  Release.  For and in consideration of the foregoing covenants and promises made by Peoples and Peoples Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release Peoples and Peoples Bank and all other persons named in the Release from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement.  The Executive shall execute a  separate Release of All Claims substantially in the form attached hereto as Appendix A.  THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.
13.  Review and Consultation.  The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR PEOPLES AND PEOPLES BANK, AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM PEOPLES OR PEOPLES BANK OR THEIR COUNSEL.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

EXECUTIVE

Steven H. Caryer

Peoples Bancorp	Peoples Federal Savings Bank of DeKalb County

By:	By:

Its:	Its:

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to Peoples and Peoples Bank entering into this Agreement:

Horizon Bancorp	Horizon Bank, National Association

By:	By:

Its:	Its:

[Signature Page for Mutual Termination of Employment Agreement]
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APPENDIX A
 RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Peoples Bancorp, Peoples Federal Savings Bank of DeKalb County, and their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein.
1.  The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Mutual Termination of Employment Agreement.  Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.
2.  The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.
3.  The Executive agrees that the Executive is signing this Release of Executives  own free will and is not signing under duress.
4.  In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release.  The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.
5.  In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance.  ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:
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Peoples Bancorp
212 West 7th Street
Auburn, Indiana 46706
 Attn: CEO and Chairman

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.
6.  The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.
7.  The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents.  The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law.  With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents.  This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.
PLEASE READ CAREFULLY BEFORE SIGNING.  EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

7

Exhibit 5.23(c)

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT
This Mutual Termination of Employment Agreement (“Agreement”) is entered into on this ____ day of ______________, 2015, but effective as of the Effective Time (as defined herein), by and among Peoples Bancorp (“Peoples”), Peoples Federal Savings Bank of DeKalb County (“Peoples Bank”), and Jeffrey H. Gatton, the current Senior Vice President and Chief Operating Officer of Peoples (the “Executive”) (hereinafter collectively referred to as the “Parties”).  Horizon Bancorp (“Horizon”), a bank holding company under the Bank Holding Company Act of 1956, as amended, and Horizon Bank, National Association (“Horizon Bank”), a wholly-owned national banking association subsidiary of Horizon, are Parties for the limited purposes described herein.
RECITALS
WHEREAS, Peoples, Peoples Bank and the Executive entered into a certain Employment Agreement, dated as of December 17, 2013 (the “Employment Agreement”); and
WHEREAS, pursuant to that certain Agreement and Plan of Merger dated February 18, 2015, by and between Peoples and Horizon (the “Merger Agreement”), Peoples shall be merged with and into Horizon (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and
WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, Horizon has consented to the termination of the Employment Agreement; and
WHEREAS, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement; and
WHEREAS, Horizon Bank has agreed to employ the Executive, and Executive has agreed to be employed by Horizon Bank as an employee-at-will of Horizon Bank as of the Effective Time;
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
TERMS AND CONDITIONS
1.  Termination of Employment Agreement.  The Parties hereby agree that the Employment Agreement shall terminate and the Executive’s employment with Peoples shall cease, and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement or with respect to the Executive’s employment with Peoples or Peoples Bank shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by Peoples or Peoples Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or vacation; or (iii) under Section 2 of this Agreement), effective as of the Effective Time.  Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of Peoples Bank or its subsidiaries or affiliates, or Horizon Bank or its subsidiaries or affiliates, in the event that the Executive’s employment with either Peoples, Peoples Bank, Horizon or Horizon Bank, or any of their subsidiaries or affiliates, terminates for any reason.
2.  Consideration.
(a)  Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices and exhibits, to terminate the Employment Agreement with Peoples, Peoples or Peoples Bank shall pay to the Executive an amount equal to $_______________ (the “Amount”), less any withholdings for applicable taxes required by law.  Subject to the foregoing, Peoples or Peoples Bank, shall pay the Amount to the Executive in a lump sum on the Effective Time.
(b)  The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Paragraph 9 of the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control; and, (ii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement or pursuant to the Executive’s employment relationship with Peoples and Peoples Bank.
3.  Governing Law, Jurisdiction, Venue and Waiver of Jury Trial.  To the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will be administered to comply with the provisions thereof and the regulations thereunder.  To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.  The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Indiana located in Indianapolis, Indiana, or the Federal District Court for the Northern District of Indiana, Indianapolis Division, located in Marion County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.  Notwithstanding the foregoing Peoples or Peoples Bank, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue.  EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
4.  Limitation of Benefit.  Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code.  The calculations shall be done by an outside party in accordance with the Merger Agreement.
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5.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of Peoples and Peoples Bank and their respective successors and assigns.  This Agreement may be assigned, without the prior consent of the Executive to a successor of Peoples or Peoples Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of Peoples or Peoples Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent  any  payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
6.  Entire Agreement.  This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.
7.  Waiver; Amendment.  No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound.  The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.
8.  Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.
9.  Further Assurances.  Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
10.  Notice.  Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:
If to the Executive:	If to Peoples or Peoples Bank:
17070 Woodside Lane Three Rivers, Michigan 49093	Attn: President and CEO 212 W. 7th Street Auburn, Indiana 46706

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or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.
11.  Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
12.  Release.  For and in consideration of the foregoing covenants and promises made by Peoples and Peoples Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release Peoples and Peoples Bank and all other persons named in the Release from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement.  The Executive shall execute a  separate Release of All Claims substantially in the form attached hereto as Appendix A.  THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.
13.  Review and Consultation.  The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR PEOPLES AND PEOPLES BANK, AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM PEOPLES OR PEOPLES BANK OR THEIR COUNSEL.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

EXECUTIVE

Jeffrey H. Gatton

Peoples Bancorp	Peoples Federal Savings Bank of DeKalb County

By:	By:

Its:	Its:

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to Peoples and Peoples Bank entering into this Agreement:

Horizon Bancorp	Horizon Bank, National Association

By:	By:

Its:	Its:

[Signature Page for Mutual Termination of Employment Agreement]
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APPENDIX A
 RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Peoples Bancorp, Peoples Federal Savings Bank of DeKalb County, and their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein.
1.  The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Mutual Termination of Employment Agreement.  Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.
2.  The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.
3.  The Executive agrees that the Executive is signing this Release of Executives  own free will and is not signing under duress.
4.  In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release.  The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.
5.  In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance.  ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:
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Peoples Bancorp 212 West 7th Street Auburn, Indiana 46706 Attn: CEO and Chairman

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.
6.  The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.
7.  The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents.  The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law.  With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents.  This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.
PLEASE READ CAREFULLY BEFORE SIGNING.  EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

7

Exhibit 7.01(p)

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _________, 2015 by and between Horizon Bank, N.A. (the “Bank”), a national banking association organized under the laws of the United States of America, Horizon Bancorp (the “Holding Company”) a corporation formed under the laws of the State of Indiana and a registered bank holding company (jointly referred to herein as the “Company”) and Jeffrey H. Gatton (the “Executive”), a resident of the State of Michigan.
W I T N E S S E T H:
WHEREAS, the Executive previously served as the Senior Vice President and Chief Operating Officer of People Federal Savings Bank of DeKalb County (“Peoples Bank”);
WHEREAS, Peoples Bank is a wholly-owned subsidiary of Peoples Bancorp (“Peoples”);
WHEREAS, Peoples and the Holding Company have entered into an Agreement and Plan of Merger whereby Peoples will merge with and into the Holding Company (the “Merger”);
WHEREAS, as a result of the Merger, the Executive will receive a lump sum payment (the “Change in Control Payment”) from Peoples or Peoples Bank pursuant to the terms of that certain Mutual Termination Agreement by and between the Executive and Peoples dated _______________, 2015;
WHEREAS, following the Merger, the Bank desires to employ the Executive as an employee-at-will to serve as Vice President and Regional Manager of the Bank for the region previously served by Peoples;
WHEREAS, as a condition to its agreement to execute and deliver the Agreement and Plan of Merger to Peoples and in consideration of the employment by the Bank, the Company, the Bank and the Executive have agreed to certain restrictions, covenants and agreements, as set forth in this Agreement;
WHEREAS, the Executive is willing to commit to the performance of such services for the Company upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, and subject to and effective only upon the consummation of the Merger, the employment of the Executive by the Bank pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1.  Employment; Term.
(a)  Employment.  Unless terminated earlier as provided herein, the Bank hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Bank, on a full-time, at-will basis in accordance with the provisions of this Agreement.
(b)  Term.  Unless terminated earlier as provided in Section 4 below, the term of the Executive’s employment with the Company hereunder will begin on the closing of the Merger and will end on the date which is one year following the closing of the Merger (the “Term”); provided, however, that on each annual anniversary of the closing of the Merger, the Executive’s term of employment will be extended for an additional one-year period beyond the then-effective expiration date (the initial term of this Agreement and all extensions thereof, if any, are hereinafter referred to individually and collectively as the “Term”).
Section 2.  Position; Duties; Responsibilities.
(a)  Position.  During the Term, the Executive will be Vice President and Regional Manager of the Bank and will perform such duties and responsibilities as may be assigned by the Bank’s Regional Market President (the “Market President”) for the region previously served by Peoples or his designee, including, but not limited to, leading and assisting the integration of the Peoples Bank into the Bank, organizing and implementing on-going training for branch personnel, responsibility for overall branch risk management, responsibility for branch sales management including sales training, all sales efforts and sales recognition programs, responsibility for recruitment and retention of branch staff, regional branch profitability, and balance sheet objectives for retail and mortgage loans and deposits.
(b)  Duties and Responsibilities.  During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and Affiliates.  The Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Executive’s duties.  The Executive, subject to the direction and control of the Market President or his designee, will have all power and authority commensurate with the Executive’s status and necessary to perform his duties hereunder.  During the Term, the Executive will not serve on the board of directors of any for-profit organization without the prior consent of the Market President.
(c)  Working Conditions.  So long as the Executive is employed by the Bank pursuant to this Agreement, the Executive will be entitled to office space and working conditions consistent with his position as Vice President and Regional Manager of the Bank.  The Company will provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Company and as are adequate for the performance of the Executive’s duties.
Section 3.  Compensation and Employee Benefits.
(a)  Base Salary.  During the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay
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to the Executive an annual base salary equal to $140,000.00 (the “Base Salary”).  At approximately annual intervals, after the end of each fiscal year of the Bank during the Term, the Bank will review the Base Salary payable to the Executive and will, after such annual review, determine the Base Salary to be paid until the completion of the next annual review, but such new Base Salary will not be less than the Base Salary as of the date hereof.  The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally.
(b)  Incentive Compensation.  During the Term, the Executive will be entitled to participate in all incentive compensation plans and programs in effect from time to time and generally available to Vice Presidents of the Bank, subject to the terms and conditions of such plans and programs.
(c)  Group Term Insurance.  During the Term, the Executive will be entitled to participate in the Bank’s group term life insurance plan, as in effect from time to time, at a minimum level of coverage equal to $200,000.00 (“Minimum Insurance Level”).  The Bank will be responsible for all costs associated with the Executive’s Minimum Insurance Level, including a gross-up payment to the Executive for any taxable income associated with the Executive’s Minimum Insurance Level.  If the Executive elects to participate in the group term life insurance plan, as in effect from time to time, in an amount in excess of the Minimum Insurance Level, the Executive shall be solely responsible for any costs associated with such additional amount of insurance.
(d)  Employee Benefit Plans.  During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to employees of the Bank, subject to the terms and conditions of such plans and programs; provided, however, in no event shall the Executive be entitled to any severance payment or benefit under any plan or program of the Holding Company or the Bank in connection with his termination of employment.
(e)  Other Policies.  All other matters relating to the employment of the Executive by the Bank not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company or Bank in effect from time to time.
(f)  Taxes and Other Amounts.  All taxes (other than the Bank’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive.  The Bank will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.
(g)  Acknowledgment by the Executive.  Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, stock option, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs.
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Provided, however, that any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.
Section 4.  Termination of Employment.
If the Executive’s employment with the Bank is terminated for any reason, the Executive’s compensation and benefits hereunder will terminate effective as of the date his employment terminates; provided, however, that Executive shall be entitled to receive payment for any accrued but unpaid Base Salary and any accrued but unused vacation and sick leave.  After such termination, except as provided in Section 3(d) above, Executive will be eligible to receive only whatever benefits are payable as of the date of his termination under the terms of the benefit plans or programs, if any, in which Executive was participating.  The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”
Section 5.  Non-Disclosure; Return of Confidential Information and Other Property.
(a)  Access to Confidential Information.  The Executive understands, acknowledges and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information (as defined in subsection 5(c)) of the Company and any Affiliates and that if the Confidential Information was disclosed by the Executive, the Company or Affiliate would suffer irreparable damage and harm.  The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Executive acknowledges and agrees that the Company and all Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b)  Non-Disclosure.  At all times while the Executive is employed by the Company or any Affiliate, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information (as defined in subsection 6(c)) with or to any Person other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any Affiliates, or (B) for the Executive’s own benefit or for the benefit of any Person other than the Company or any Affiliate.
(c)  Confidential Information Defined.  For purposes of this Agreement, the term “Confidential Information” means any and all:
(i)	materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not
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otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;
(ii)	trade secrets of the Company or any Affiliate, as defined in the Michigan Compiled Laws §445.1902, as amended, or Title 24, Article 2, Chapter 3, Section 2 of the Indiana Code (IC 24-2-3-2), as amended, or any successor statutes; and
(iii)	any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of, as applicable, the Company or any of the Affiliates.
(d)  Definition of Person.  For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e)  Return of Confidential Information and Other Property.  The Executive covenants and agrees:
(i)	to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with the Company; and
(ii)	promptly upon termination of the Executive’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.
Section 6.  Non-Competition.
(a)  Agreement Not to Compete.  The Executive hereby understands, acknowledges and agrees that, by virtue of his position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company and any Affiliates and has and will have advantageous familiarity with the business, operations and affairs of the Company and any Affiliates.  In addition, the Executive understands, acknowledges and agrees that the business of the Company and its Affiliates is highly competitive.  Accordingly, at all times while the Executive is employed by the Company and for a period of twenty-four (24) months following the Date of Termination, the Executive will not, in or from any of the Counties of Cass, Kalamazoo and St. Joseph in the State of Michigan and the Counties of Allen, DeKalb, Elkhart, LaGrange, Noble and Whitley in the State of Indiana, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:
(i)	Engage in or assist another Person in engaging in, or use or permit his name to be used in connection with, any Competitive Business; or
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(ii)	Finance, join, operate or control any Competitive Business; or
(iii)	Offer or provide employment to, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who has been an employee of the Company or any Affiliates within one year prior to such offer, hiring or engagement, except that Employee may offer employment or other engagement to any individual who at the time of the initial offer of employment is no longer employed by the Holding Company or any of its affiliates if such employment would not involve such individual’s engaging in or soliciting Competitive Business.
(b)  Competitive Business Defined.  For purposes of this Agreement, the term “Competitive Business” shall mean any banking-related business or venture.  For purposes of this Section, the term or phrase “banking-related business or venture” shall include, without limitation, any bank, bank holding company, financial holding company or credit union.
(c)  Enforceability.  The Executive acknowledges the regional scope of the business of the Company and the Affiliates.  Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law in any jurisdiction, then such court will have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the Executive in its reduced, limited or reformed manner; provided, however, that a provision will be enforceable in its reduced, limited or reformed manner only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.  In addition, the parties agree that the provisions of this Section will be severable in accordance with subsection 12(e).
Section 7.  Non-Solicitation.
The Executive hereby understands, acknowledges and agrees that, by virtue of his positions with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company or any of the Affiliates and has and will have advantageous familiarity with the business, operations and affairs of the Company or any of the Affiliates.  In addition, the Executive understands, acknowledges and agrees that the business of the Company and the Affiliates is highly competitive.  Accordingly, at all times while the Executive is employed by the Bank and for a period of twenty-four (24) months following the Date of Termination, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:
(a)  Solicit in any manner, seek to obtain or service any Competitive Business of any Person who is or was a customer or an active prospective customer of the Company or any of the Affiliates during the one-year period prior to the Date of Termination; or
(b)  Request or advise any customers, suppliers, vendors or others who were doing business with the Company or any of the Affiliates during the one-year period prior to the Date of
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Termination, or any other Person, to terminate, reduce, limit or change their business or relationship with the Company or any of the Affiliates; or
(c)  Induce, request or attempt to influence any employee of the Company or any of the Affiliates who was employed by the Company or any Affiliates during the one-year period prior to the Date of Termination, to terminate his or her employment with the Company or any of the Affiliates.
Section 8.  Periods of Noncompliance and Reasonableness of Periods.
The restrictions and covenants contained in Sections 6 and 7 will be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 6 and 7.  The Company and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Sections 6 and 7 are reasonable in view of the nature of the business in which the Company and the Affiliates are engaged, the Executive’s position with the Bank, the Executive’s receipt of the Change in Control Payment following the Merger, and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company and the Affiliates.
The restrictions and covenants contained in Section 5, 6 and 7 are essential terms and conditions to the Company entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.  The existence of any claim or cause of action the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.
The Company’s obligation to pay the amounts otherwise payable to the Executive pursuant to this Agreement will immediately terminate in the event that the Executive breaches any of the provisions of Sections 5, 6 or 7.  Notwithstanding the foregoing:
(a)  the covenants of the Executive set forth in Sections 5, 6 and 7 will continue in full force and effect and be binding upon the Executive;
(b)  the Company will be entitled to the remedies specified in Section 10; and
(c)  the Company will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Sections 5, 6 or 7.
Section 9.  Survival of Certain Provisions.
Upon any termination of the Executive’s employment with the Company, the Executive and the Company hereby expressly agree that the provisions of Sections 5, 6, 7, 8, 9, 10, 11 and 12 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections.
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Section 10.  Remedies.
The Executive agrees that the Company or an Affiliate will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 5, 6 or 7.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 5, 6 or 7, in addition to all other remedies to which the Company and Affiliates are entitled at law, in equity or otherwise, the Company and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 5, 6 or 7.  The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Company or an Affiliate for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Company or Affiliate at law, in equity or otherwise.
Section 11.  Miscellaneous.
(a)  Assignment.  This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as otherwise provided herein.  Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred.  Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.
(b)  Waiver.  Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement.  The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
(c)  Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.
(d)  Headings.  The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.
(e)  Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or
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provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.
(f)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.
(g)  Construction.  This Agreement will be deemed to have been drafted by both parties hereto.  This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.
(h)  Review and Consultation.  The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.
(i)  Attorneys’ Fees.  Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).
(j)  Entire Agreement.  This Agreement supersedes all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof.
(k)  Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa.  All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires.  Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.
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(l)  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.
(m)  Notices.  All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:
If to the Company:	Horizon Bancorp
Attention: Chief Executive Officer
515 Franklin Square
Michigan City, Indiana 46360
Telephone: (219) 879-0211
Facsimile: (219) 873-2628

If to the Executive:	Jeffrey H. Gatton
17070 Woodside Lane
Three Rivers, Michigan 49093

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.
All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.
(n)  Jurisdiction and Venue.  The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
(o)  Recitals.  The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.
(p)  Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will
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absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.
HORIZON BANK, N.A.		ATTEST
By:		By:
	Craig M. Dwight, Chairman and Chief Executive Officer	Peter L. Pairitz, Chairman Compensation Committee

HORIZON BANCORP		EXECUTIVE
By:
	Craig M. Dwight, President and Chief Executive Officer	Jeffrey H. Gatton

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